Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

KATY INDUSTRIES, INC.,

CONTINENTAL COMMERCIAL PRODUCTS, LLC,

FTW HOLDINGS, INC.,

and

FORT WAYNE PLASTICS, INC.,

AS SELLERS

- and -

JANSAN ACQUISITION, LLC,

AS PURCHASER

Dated as of May 14, 2017

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TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Annex A	Definitions

List of Exhibits
Exhibit A	Form of Lease Assignment Agreement
Exhibit B	Bidding Procedures Order
Exhibit C	[Intentionally Omitted]
Exhibit D	Form of Warranty Deed
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Intellectual Property Assignments
List of Schedules
Section 2.1(a)	Owned Real Property
Section 2.1(b)	Leased Real and Personal Property
Section 2.3	Assumed Liabilities
Section 2.3(c)	Assumed Payables Cap
Section 5.1(d)	No Proceedings
Section 5.1(f)	Legal Requirements
Section 5.1(g)(i)	Title to Assets—Existing Leases and Existing Real Property Leases
Section 5.1(g)(ii)	Title at Closing
Section 5.1(h)	Leases
Section 5.1(i)	Contracts— Existing Contracts
Section 5.1(j)	Financial Statements
Section 5.1(k)	Absence of Change
Section 5.1(n)(ii)	Environmental Permits
Section 5.1(n)(iii)	Storage Tanks
Section 5.1(n)(iv)	Environmental Reports
Section 5.1(p)	Insurance Policies
Section 5.1(r)	Key Customers and Key Suppliers

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of May 14, 2017 (the “Signing Date”), by and among Katy Industries, Inc., a Delaware corporation, Continental Commercial Products, LLC, a Delaware limited liability company, and Fort Wayne Plastics, Inc., an Indiana corporation, FTW Holdings, Inc., a Delaware corporation (collectively, as “Sellers” and, each, a “Seller”), and Jansan Acquisition, LLC, a Delaware limited liability company (the “Purchaser”).  Sellers and Purchaser are each referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used herein are defined in Annex A.

RECITALS:

A.            The Sellers are in the business of manufacturing, importing, and distributing, commercial cleaning and consumer storage products  (collectively, the “Business”).

B.            WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase the Purchased Assets (as defined below) and assume the Assumed Liabilities (as defined below) from Sellers and the Sellers desire to sell, convey, assign and transfer to Purchaser the Purchased Assets together with the Assumed Liabilities.

C.            WHEREAS, on May 14, 2017 (the “Petition Date”), the Sellers, along with other of their Affiliates (collectively, the “Debtors”), filed a voluntary petition (the “Petition”) for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et  seq. (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Debtors have proposed that the Chapter 11 Cases be jointly administered as In re Katy Industries, Inc. et al., Case Number 17-11101 (KJC).

D.            WHEREAS, the Purchased Assets and Assumed Liabilities shall be purchased and assumed by Purchaser pursuant to the Sale Order approving such sale, free and clear of all claims, liens and encumbrances (other than Permitted Encumbrances), pursuant to sections 105, 363 and 365 of the Bankruptcy Code and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure, which order will include the authorization for the assumption by Sellers and assignment to Purchaser of the Assigned Contracts and the liabilities thereunder in accordance with section 365 of the Bankruptcy Code, all in the manner and subject to the terms set forth in this Agreement and the Sale Order and in accordance with other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court.

E.            As of the Petition Date, the Sellers are currently operating the Business and managing their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

F.             The Sellers desire to sell, and Purchaser or one or more of its designees desires to purchase, certain of the assets, rights, and properties of the Sellers used in or related to the Business, on the terms and conditions, and subject to the exclusions, set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Sellers jointly and severally covenant and agree with Purchaser as follows:

Article I
DEFINITIONS

Section 1.1.           Recitals.  The Recitals set forth above are incorporated by reference and are expressly made part of this Agreement.

Section 1.2.           Definitions.  Capitalized terms used herein have the meanings specified or referred to in Annex A.

Article II
AGREEMENT OF PURCHASE AND SALE

Section 2.1.           Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement and the Sale Order, on the Closing Date, the Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to the Purchaser (or its designees), and the Purchaser (or its designees) shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances), pursuant to section 363 of the Bankruptcy Code, all right, title and interest in, to or under all of the properties and assets of the Sellers (other than the Excluded Assets) of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, owned, leased, licensed, for use in or relating to the Business (herein collectively called the “Purchased Assets”), including, but not limited to:

(a)           all Owned Real Property listed or referenced in Section 2.1(a) of the Disclosure Schedules;

(b)           subject to Section 2.5, to the extent assignable pursuant to Section 365 of the Bankruptcy Code, the Sellers’ leasehold interests in any Real and Personal Property items that are listed or referenced in Section 2.1(b) of the Disclosure Schedules;

(c)           all Accounts Receivable;

(d)           all Inventory;

(e)           all Equipment;

(f)            all prepaid expenses relating to the Business or any of the Purchased Assets;

(g)           subject to Section 2.5, to the extent assignable pursuant to Section 365 of the Bankruptcy Code, all Assigned Contracts and Leases, together with all Purchased Deposits related to the Assigned Contracts and Leases listed or described on Section 2.1(g) of the Disclosure Schedules;

(h)           all Fixed Assets, including those described on Section 2.1(h) of the Disclosure Schedules;

(i)            all Intellectual Property used or held for use in the Business as currently conducted, including the Intellectual Property listed or described on Section 2.1(i) of the Disclosure Schedules;

(j)            all information technology assets, including, licenses, software, and hardware;

(k)           all ownership interests in those entities listed or described on Section 2.1(k) of the Disclosure Schedules to the extent assignable;

(l)            all Joint Venture Interests;

(m)          any and all Insurance Proceeds relating to the Business, except for refunds of any premiums paid, or other amounts due back to Sellers, with respect to cancelled policies, and except to the extent expressly excluded herein;

(n)           any causes of action, including those arising under chapter 5 of the Bankruptcy Code, of the Seller against those parties listed or described on Section 2.1(n) of the Disclosure Schedules;

(o)           all cash and cash equivalents in transit, in hand or in accounts, including security deposits relating to Assigned Contracts and bank accounts, other than the Wind-Down Reserve;

(p)           all goodwill associated with the Business or the Purchased Assets, other than any goodwill related solely to the Excluded Assets;

(q)           all personnel records or other records of the Affected Employee, other than those that are required by law to remain in Sellers’ possession provided, however, that Sellers have the right to retain copies at Sellers’ expense to the extent required by law;

(r)            all rights, claims or causes of action of Sellers against third parties relating to the Business arising out of events occurring prior to the Closing; and

(s)            all other assets (including intangible assets) of Sellers relating to the Business and not specifically included in the definition of Excluded Assets.

For the avoidance of doubt, the Purchased Assets include all assets used in connection with the operation of the Business and owned by Fort Wayne Plastics, Inc. not included in the definition of Excluded Assets (such assets, the “Fort Wayne Plastics Assets”).

Section 2.2.           Excluded Assets.  The Purchased Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a)           The Wind-Down Reserve;

(b)           all Seller’s financial accounting books and records, income tax returns, minute books, stock ledgers, corporate seals and stock certificates of the Sellers and all shares of capital stock or other equity interests issued by Seller or securities convertible into, exchangeable or exercisable for any such shares of capital stock or other equity interests, except for those set forth on Section 2.1(k) of the Disclosure Schedules;

(c)           copies of any and all information not relating to the Business that is stored on Sellers’ computer systems, data networks or servers;

(d)           any Contract and any Lease, in each case, that is not an Assigned Contract;

(e)           any Equipment or other personal or real property that a Seller possesses or occupies pursuant to a Contract or Lease that is not an Assigned Contract;

(f)            any causes of action arising under chapter 5 of the Bankruptcy Code other than those set forth in Section 2.1(n) or that are not Purchased Assets;

(g)           all Employee Plans and any assets of such plans;

(h)           any rights, claims or causes of action of the Sellers under this Agreement, the Purchase Price hereunder,  and other agreements entered into in connection herewith;

(i)            any rights, deposits, refunds, rights of recovery, rights of set-off, rights of recoupment, claims or causes of action a Seller may have with respect to any Excluded Assets or any Excluded Liabilities;

(j)            all personnel records or other records of the Sellers that are required by law to remain in their possession, provided that complete and correct copies thereof related to Affected Employees are provided to Purchaser at Closing to the extent permitted by law;

(k)           all personnel records or other records of employees that are not Affected Employees;

(l)            all of Sellers’ rights to receive refunds, payments or overpayments, clawbacks or other amounts (whether from a workers’ compensation administrator or otherwise) in respect of any and all workers’ compensation matters, claims, potential claims, purported claims and similar related items with respect to any employees that are not Affected Employees;

(m)          non-transferrable Permits;

(n)           all net operating losses of the Sellers and the Business, and any other Tax assets of the Sellers and the Business, as of or prior to the Closing Date;

(o)           all current and prior director and officer insurance policies of the Sellers and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries to the extent not used to pay any indebtedness of Sellers;

(p)           any asset of Sellers that otherwise would constitute a Purchased Asset but for the fact that it is sold or otherwise disposed of in the Ordinary Course of Business of a Seller and in conformity with the terms and conditions of this Agreement, during the time from the Signing Date until the Closing Date, or Purchaser otherwise agrees to such disposition;

(q)           all prepaid expenses relating to the Business or any of the Purchased Assets to the extent related to any Contract and any Lease, in each case, that is not an Assigned Contract; and

(r)            in the event the Owned Real Property and/or the Fort Wayne Plastics Assets are sold to purchasers other than the Purchaser (or any of its designees) in transactions for which the Purchaser has provided its prior written consent, such sold assets.

Section 2.3.           Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement and the Sale Order, on the Closing Date, the Purchaser shall assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), only (collectively, the “Assumed Liabilities”):

(a)           the Encina Obligations;

(b)           all Liabilities and obligations of Sellers under the Assigned Contracts, including, without limitation, all pre-petition cure costs required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts (such pre-petition cure costs are, collectively, the “Cure Costs”);

(c)           any Liabilities for payables related to the operations of the Business arising in the Ordinary Course of Business and incurred (i) on or after the Petition Date and (ii) on or before the Closing Date in an amount not to exceed [$3 million] in the aggregate;

(d)           all Liabilities related to the WARN Act, to the extent applicable, with respect to employees of Sellers;

(e)           all Liabilities with respect to unpaid claims under section 503(b)(9) of the Bankruptcy Code in connection with any contract that is not an Assigned Contract in an amount not to exceed $200,000 in the aggregate; and

(f)            the Liabilities arising after the Closing Date exclusively with respect to the Purchased Assets or the operation of the Business following the Closing, including without limitation, all Taxes arising out of or related to the Purchased Assets or the operation of the Business for all Tax periods beginning on or after the Closing Date, and any other Purchase Price prorations pursuant to Section 3.2.

Section 2.4.           Excluded Liabilities.  Notwithstanding any provision in this Agreement to the contrary, the Purchaser shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of any Seller or any Affiliate thereof, and the Sellers and their Affiliates shall be solely and exclusively liable with respect to all Liabilities of the Sellers or any Affiliate thereof, other than solely the Assumed Liabilities (collectively, the

“Excluded Liabilities”).  For the avoidance of doubt, the Excluded Liabilities include, but are not limited to, the following:

(a)           all professional fees and expenses for advisers of a Seller or its Affiliates, including advisers retained pursuant to an order of the Bankruptcy Court;

(b)           trade payables or general unsecured claims or any other Liability that is not an Assumed Liability of  Purchaser under this Agreement;

(c)           any Liability of a Seller, any of its Affiliates or any of its or their respective directors, officers, stockholders or agents (acting in such capacities), arising out of, or relating to, this Agreement or the Transactions, whether incurred prior to, at or subsequent to the Closing Date, including all finder’s or broker’s fees and expenses and any and all fees and expenses of any Representatives of any of them;

(d)           other than as specifically set forth herein, any Liability relating to events or conditions occurring or existing in connection with, or arising out of, the Business as operated on or prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition on or prior to the Closing Date of any Purchased Assets (or any other assets, properties, rights or interests associated, at any time on or prior to the Closing Date, with the Business);

(e)           other than Assumed Liabilities, any Liability to any Person at any time employed or retained by a Seller or any of its Affiliates at any time or to any such Person’s spouse, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such Person’s employment by or retention with a Seller or any of its Affiliates, whenever such claims mature or are asserted, including all Liabilities arising (i) under or with respect to the Employee Plans, (ii) under any employment, wage and hour restriction, equal opportunity, discrimination, immigration or naturalization laws, (iii) under any collective bargaining laws, agreements or arrangements, (iv) in connection with any workers’ compensation or any other employee health, accident, disability or safety claims, (v) for salary, wages, benefits, vacation, expenses or other compensation or remuneration, (vi) out of acts or omissions with respect to such individuals, including employee claims of wrongful discharge or discrimination, (vii) as severance or similar liabilities, (viii) under employment contracts or similar agreements or arrangements or (ix) in connection with termination or attempted termination of employment;

(f)            any Liability relating to the Purchased Assets based on events or conditions occurring or existing on or prior to the Closing Date and connected with, arising out of or relating to (and including, in each case, those listed in the Disclosure Schedules): (i) Hazardous Substances or Environmental Laws, (ii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person, (iii) compliance with any Legal Requirement relating to any of the foregoing or (iv) any other actions, suits, proceedings, claims, investigations, applications or complaints relating to any of the foregoing;

(g)           any Liability of a Seller or any of its Affiliates under Title IV of ERISA;

(h)           any Liability of a Seller or any of its Affiliates under COBRA;

(i)                                     any pension or retirement Liability of a Seller or its Affiliates to its current or former employees which are accrued as of the Closing Date, whether or not under any Employee Plan;

(j)                                    any Liability for Taxes of a Seller or any of its Affiliates or any member or equity owner of such Seller or Affiliate or for which such Seller or Affiliate may be liable;

(k)                                 any Liability relating to the violation of any Legal Requirement or Permit by Sellers;

(l)                                     any Liability incurred by a Seller or any of its Affiliates or its or their respective directors, officers, stockholders, equityholders, agents or employees (acting in such capacities) on or after the Closing Date; and

(m)                             any Liability relating to or arising out of the ownership or operation of any Excluded Asset.

Section 2.5.                                Delivery of Disclosure Schedules and Assumption/Rejection of Certain Contracts.

(a)                                 The Sellers shall deliver the Disclosure Schedules no later than May 24, 2017

(b)                                 Assignment and Assumption at Closing.

(i)                                     Section 2.5(a) of the Disclosure Schedules sets forth a list of all executory Contracts (including all leases with respect to any leased property) to which, to the Knowledge of the Sellers, Sellers are a party, and which are to be included in the Assigned Contracts and the Cure Costs associated therewith.  From and after the date hereof until three (3) Business Days prior to the Auction, the Sellers shall make such deletions to Section 2.5(a) of the Disclosure Schedules as Purchaser shall, in its sole discretion, request in writing. Any such deleted Contract shall be deemed to no longer be an Assigned Contract.  All Contracts of Seller that are not listed on Section 2.5(a) of the Disclosure Schedules shall not be considered an Assigned Contract or Purchased Asset and shall be deemed “Rejected Contracts”.

(ii)                                  Sellers shall take all reasonable actions required to assign the Assigned Contracts to Purchaser (other than payment of Cure Costs, if so required).

(iii)                               At Closing, (x) Sellers shall, pursuant to the Sale Order and the Assumption and Assignment Agreement or the Assumption and Assignment of Leases, as applicable, assume and assign to Purchaser (the consideration for which is included in the Purchase Price) each of the Assigned Contracts that is capable of being assumed and assigned, and (y) Purchaser shall pay promptly all Cure Costs (if any) in connection with such assumption and assignment (as agreed to among the various counterparties, Purchaser and Sellers, or as determined by the Bankruptcy Court) and assume and perform and discharge the Assumed Liabilities (if any) under the Assigned Contracts, pursuant to the lease assignment agreements, as applicable.

(c)                                  Previously Omitted Contracts.

(i)                                     If prior to or following Closing, it is discovered that a Contract should have been listed on Section 2.5(a) of the Disclosure Schedules but was not listed on Section 2.5(a) of the Disclosure Schedules, or if Purchaser desires in its sole discretion to acquire any Contract to which the Sellers are a party (including any Rejected Contract prior to the entry by the Bankruptcy Court of an order with respect thereto) (any such Contract, a “Previously Omitted Contract”), Sellers shall, promptly following the discovery thereof or receipt of notice from Purchaser of its desire to acquire any such Contract (but in no event later than two (2) Business Days following the discovery thereof or receipt of such notice), notify Purchaser in writing of such Previously Omitted Contract and all Cure Costs (if any) for such Previously Omitted Contract.  Purchaser shall thereafter deliver written notice to Seller, no later than five (5) Business Days following notification of such Previously Omitted Contract from Seller, designating such Previously Omitted Contract as “Assumed” or “Rejected” (a “Previously Omitted Contract Designation”). A Previously Omitted Contract designated in accordance with this Section 2.5(b)(i) of the Disclosure Schedules as “Rejected,” or with respect to which Purchaser fails to timely deliver a Previously Omitted Contract Designation, shall be a Rejected Contract.

(ii)                                  If Purchaser designates a Previously Omitted Contract as “Assumed” in accordance with Section 2.5(b)(i) of the Disclosure Schedules, (x) Section 2.5(a) of the Disclosure Schedules shall be automatically deemed amended to include such Previously Omitted Contract and (y) Sellers shall serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Costs with respect to such Previously Omitted Contract and such Seller’s intention to assume and assign such Previously Omitted Contract in accordance with this Section 2.5. The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with fifteen (15) Business Days to object, in writing to the Sellers and Purchaser, to the Cure Costs or the assumption of its Contract. If the counterparties, Sellers and Purchaser are unable to reach a consensual resolution with respect to the objection, the Sellers will seek an expedited hearing before Bankruptcy Court to determine the Cure Costs and approve the assumption and shall diligently prosecute such motion. Sellers shall use commercially reasonable efforts to obtain an order of the Bankruptcy Court fixing the Cure Costs and approving the assumption of the Previously Omitted Contract.

Article III
PURCHASE PRICE

Section 3.1.                                Purchase Price.  The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be an amount equal to (i) the assumption of the Encina Obligations, which amount shall be reduced by any prepayments; plus (ii) a credit bid in the amount outstanding under the $7.5 million secured debtor-in-possession credit facility at the time of the Closing; plus (iii) a credit bid in the amount of the Second Lien Debt; plus (iv) the Assumed Liabilities; plus (v) the Wind Down Reserve.

Section 3.2.                                Purchase Price Prorations.  The following items shall be prorated between Sellers and Purchaser as of the Closing Date: (i) applicable property and personal taxes, (ii) post-petition utilities, (iii) post-petition lease payments under any Leases assumed by Purchaser and (iv) any assessments with respect to Owned Real Property.  Unless otherwise stated herein, all prorations shall be on an accrual basis in accordance with GAAP, and based on the actual number of days in each month.  Sellers shall be responsible for amounts relating to the period prior to the date of Closing and Purchaser shall be responsible for amounts relating from the date of Closing.  Property taxes on Purchased Assets will be prorated using applicable property tax rates for 2017 if known, and if not known, applicable 2016 property tax rates shall be utilized but subject to later adjustments for actual 2017 property tax rates..

Section 3.3.                                Allocation of Purchase Price.  Within ninety (90) calendar days after the determination of the purchase price adjustment pursuant to Section 3.2, the Purchaser shall prepare and deliver to the Sellers for their consent (which consent shall not be unreasonably withheld, delayed, or conditioned) with a schedule (the “Allocation Schedule”) setting forth the Purchaser’s allocation of the Purchase Price, including by the assumption of the Assumed Liabilities, among the Purchased Assets.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the IRC and the Treasury Regulations promulgated thereunder and any applicable Legal Requirement.  Such allocation shall be deemed final unless the Sellers have notified the Purchaser in writing of any reasonable disagreement with the Allocation Schedule within ten (10) calendar days after submission thereof by the Purchaser, and which written notice shall set forth in reasonable detail the basis for the Sellers’ disagreement therewith.  If the allocation is deemed final or the Purchaser and the Sellers reach such agreement,  the Purchaser and the Sellers shall execute and file all Tax Returns in a manner consistent with the allocation determined pursuant to this Section 3.3.  In the event that the parties hereto do not agree to a purchase price allocation in accordance with this Section 3.3 within twenty (20) calendar days of receipt by the Purchaser of the Sellers’ written notice, then the Sellers and the Purchaser shall refer the disagreement to a mutually agreeable national accounting firm (the “Accounting Firm”).  The Accounting Firm shall be instructed to resolve any disagreement within thirty (30) calendar days and the Sellers and the Purchaser agree the decision of the Accounting Firm shall be conclusive and binding on the Sellers and the Purchaser.  The fees of the Accounting Firm shall be borne by the Sellers.  The Purchaser and the Sellers shall execute and file all Tax Returns and other related documents in a manner consistent with the parties’ agreement or the Accounting Firm’s determination, and each party agrees to provide the other party promptly with any information required to complete the Tax Returns and other related documents.

Article IV
BANKRUPTCY COURT MATTERS

Section 4.1.                                Bankruptcy Court Action.  In addition to the other conditions set forth in Article VII and Article VIII, the Purchaser and the Sellers acknowledge and agree that the consummation of the Transactions is subject to, among other things, approval by the Bankruptcy Court of the assumption and assignment pursuant to Section 365 of the Bankruptcy Code of the Assigned Contracts as further described in Section 6.2 hereof, the entry of the Bidding Procedures Order and the entry of the Sale Order by the Bankruptcy Court.

Section 4.2.                                Purchased Assets Subject to Further Bidding.  The Purchaser understands and agrees that each Seller is a debtor in possession in bankruptcy and will conduct the Auction, and that the Sellers shall use this Agreement as the base bid for the Purchased Assets (i.e., “stalking horse bid”).  The Purchaser shall be entitled to participate in the Auction beyond its base bid pursuant to this Agreement and the Bidding Procedures Order.

Section 4.3.                                Break-up Fee and Expense Reimbursement.  Sellers acknowledge and agree that Purchaser has expended considerable time and expense in connection with this Agreement, and the negotiation thereof, and the identification and quantification of assets of Sellers, and that the entry into this Agreement provides value to Sellers’ chapter 11 estate by, among other things, inducing other parties to submit higher or better offers for the Purchased Assets.  In consideration therefor, the Bidding Procedures Order shall provide for the payment (i) of a cash break-up fee in an amount equal to One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) (the “Break-up Fee”) and (ii) an expense reimbursement in an amount equal to Purchaser’s actual reasonable fees, costs and expenses (including reasonable attorneys’ fees, other professional fees, and lender fees) in connection with the Transactions subject to a cap of Three Hundred Fifty Thousand Dollars ($350,000) (the “Expense Reimbursement”), in each case, in the event that Sellers consummate a transaction with a purchaser other than the Purchaser.  Notwithstanding anything in this Agreement to the contrary, commencing on the entry of the Bidding Procedures Order, the Sellers agree to pay the Purchaser the Break-up Fee and Expense Reimbursement in accordance with Section 9.2.  Payments for the Break-up Fee and Expense Reimbursement shall be granted administrative expense status under Sections 503(b) and 507(a)(2) of the Bankruptcy Code and not subordinated in right of payment to any claims under Section 507(b) of the Bankruptcy Code and will be paid by the Sellers as set forth herein.

Section 4.4.                                Bid Procedures.  This Agreement is subject to consideration by Sellers of higher or better competing bids from Qualified Bidders for all or substantially all of the Purchased Assets, including in concert with other assets of the Sellers, in accordance with the Bidding Procedures Order.  On the Petition Date, Sellers shall seek the Bankruptcy Court’s approval of the Bidding Procedures Order, which shall include, among other things, the following bid procedures and bid protections for the submission and consideration of qualified bids:

(a)                                 in order for any bid to be a qualified bid (each a “Qualified Bid” and each Person submitting a Qualified Bid being a “Qualified Bidder”), it must be:

(i)                                     in writing;

(ii)                                  received by Sellers at their addresses set forth in Section 11.10 hereof no later than the deadline for submitting a bid established by the Bidding Procedures Order, which shall be no less than five (5) calendar days prior to the Auction (the “Bid Deadline”);

(iii)                               a firm, unconditional bid to purchase all or a portion of the Purchased Assets, provided, however that any bid to purchase only a portion of the Purchased Assets may only be a Qualified Bid to the extent that the value of such bid, in combination with the value of other bids for other Purchased Assets, is in excess of the Excess Amount (defined below) over the Purchase Price, plus the Break Up Fee and the Expense Reimbursement, not subject to any contingencies as to the validity, effectiveness and/or binding nature of the offer, including, without limitation, further due diligence review or financing;

(iv)                              a firm bid of at least One Million ($1,000,000.00) (the “Excess Amount”) over the Purchase Price, plus the Break Up Fee and the Expense Reimbursement;

(v)                                 accompanied by sufficient evidence satisfactory to counsel for the Company of the Qualified Bidder’s financial ability to timely close and post a 5% deposit;

(vi)                              accompanied by a signed Contract substantially in the form of this Agreement, and marked to show any changes made to this Agreement; and

(b)                                 the Auction of Sellers’ assets shall occur within fifty (50) calendar days of the filing of the Petition Date;

(c)                                  all Qualified Bids must be received by Sellers no later than five (5) calendar days prior to the Auction;

(d)                                 Sellers shall provide Purchaser with copies of all Qualified Bids and supporting documentation submitted therewith, and shall provide any information received related to the terms and conditions of such Qualified Bids, within one (1) calendar day prior to the Auction;

(e)                                  Sellers shall evaluate all Qualified Bids received and shall determine which Qualified Bid reflects the highest or best offer as the Starting Auction Bid for the Purchased Assets.  Sellers shall announce their determination of the Starting Auction Bid twenty-four (24) hours prior to the commencement of the Auction;

(f)                                   no bids shall be considered by Sellers unless a party timely submitted a Qualified Bid prior to the commencement of the Auction;

(g)                                  at the Auction, bidding will begin with the Starting Auction Bid and all Qualified Bidders may increase their respective bids as many times as they choose using bidding increments in the amount of at least Two Hundred Fifty Thousand Dollars ($250,000), payable in cash (except Purchaser shall be entitled to credit bid its Break-up Fee in any submitted Qualified Bids);

(h)                                 at the conclusion of the Auction, or as soon thereafter as practicable, the Sellers shall: (i) review each Qualified Bid on the basis of financial and contractual terms and the factors relevant to the sale process, including those factors affecting the speed and certainty of consummating the transactions contemplated hereby; and (ii) identify the highest or otherwise best offer(s) for the Purchased Assets received at the Auction (the “Highest Bid”, and the bidder(s) making such bid, the “Highest Bidder”). If Sellers desire to select a bid from an entity other than Purchaser that Purchaser believes is not the highest or best bid or that Purchaser believes was not from a Person qualified to participate in the Auction, Purchaser may object in the Bankruptcy Court to the selection of such bid as the Highest Bid;

(i)                                     each Qualified Bidder attending the Auction, except the Purchaser, shall agree, to the extent it is designated the “Back-Up Bidder” by Sellers, to remain ready, willing and able to close the sale of the Purchased Assets under the terms of its last Qualified Bid submitted at such Auction as a back-up bidder until the earlier of (i) the close of the sale of the Purchased Assets or (ii) thirty (30) days after the Sale Hearing.  The Sellers shall designate one of the Qualified Bidders as the “Back-Up Bidder” at the end of the Auction;

(j)                                    when determining the highest or best bid at the conclusion of the Auction, Sellers shall consider the face amount of Purchaser’s final bid notwithstanding the fact that Purchaser is entitled to credit the Break-up Fee against the purchase reflected in such final bid in accordance with Section 4.3;

(k)                                 the payment of the Break-up Fee and Expense Reimbursement to Purchaser in accordance with Section 4.3 hereof;

(l)                                     following the Sale Hearing, if the Highest Bidder fails to consummate the Closing of the sale because the Highest Bidder either breaches or otherwise fails to perform, Sellers are authorized to consummate the sale of the Purchased Assets to the Back-Up Bidder (subject to satisfaction or waiver of applicable Closing conditions) without further Order of the Bankruptcy Court. In such case, the Back-Up Bidder shall be deemed to be the Highest Bidder and shall be required to consummate the purchase of the Purchased Assets under the terms and conditions of their Agreement, as applicable. For avoidance of doubt, in the event that the Purchaser is the Back-Up Bidder and the Highest Bidder defaults, Sellers shall not be authorized pursuant to this Section 4.4(l) to consummate the sale with any Qualified Bidder other than the Back-Up Bidder, absent further Order of the Bankruptcy Court. In so moving, Sellers shall address how such determination comports with Sellers’ fiduciary duties; and

(m)                             in the event that Sellers determine in good faith that they have not received a Qualified Bid by the Bid Deadline that is a higher or better bid than the one represented by this Agreement, Sellers shall seek approval of this Agreement at a hearing to approve the Sale Order without conducting an Auction and without further motion or adjournment without the written consent of Purchaser.

Section 4.5.                                Sale Order.  Sellers shall use commercially reasonable efforts to cause the Bankruptcy Court to enter a Sale Order within seven (7) calendar days of the Auction in a form and substance acceptable to the Purchaser in its sole and absolute discretion.

Article V
REPRESENTATIONS AND WARRANTIES

Section 5.1.                                Representations and Warranties of the Sellers.  Except as set forth in the Disclosure Schedules attached hereto, each Seller hereby jointly and severally represents and warrants to and in favor of the Purchaser, as of the date hereof and the Closing Date (except for such representations and warranties made only as of a specific date, in which case, as of such date), as set forth below:

(a)                                 Organization/Subsidiaries.  Each Seller is duly formed, subsisting, and in good standing under the laws of the states of their respective incorporation or formation, and is properly qualified to do business in such state.  Each Seller is in good standing in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification.  Each Seller has all requisite corporate or limited liability company power, authority, right and capacity to own or lease and operate its properties and assets now owned or leased and operated by it, including the Purchased Assets, and to carry on its business in all respects as currently conducted by it. Each Seller has all requisite corporate or limited liability company power, authority, right and capacity to enter into, execute and deliver this Agreement and, subject to the entry of the Sale Order, to carry out the Transactions in the manner contemplated by this Agreement.

(b)                                 Authorization.  The execution, delivery and performance of this Agreement, all ancillary agreements referred to herein and the Transactions have been duly and validly authorized by all requisite corporate, limited liability company or other proceedings of each Seller and, subject to the entry of the Sale Order, upon execution and delivery by the Sellers and the Purchaser, this Agreement and all ancillary agreements referred to herein shall constitute legal, valid and binding obligations of each Seller enforceable in accordance with their respective terms.

(c)                                  No Conflicts.  Subject to the entry of the Sale Order, neither the execution of this Agreement or any of the ancillary agreements referred to herein nor the performance by the Sellers of all of their obligations hereunder or thereunder will result in (A) a breach of any term or provision of, or constitute a default under, or conflict with or permit the acceleration of any obligation of a Seller under (i) its articles of incorporation, bylaws or other organizational documents, (ii) any Permit (other than any breach, default or conflict which, individually or in the aggregate, would not be material to the Business), or (iii) any Legal Requirement affecting a Seller or any of the Purchased Assets, or (B) the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets or the Business. Other than the Sale Order, no filing, consent, approval or other documentation is necessary from any Person to enable either of the Sellers to complete the Transactions pursuant to this Agreement or any of the ancillary agreements referred to herein in compliance with all existing obligations, Permits and Legal Requirements, and any other obligations or agreements which affect the Purchased Assets.

(d)                                 No Proceedings.  Except as set forth in Section 5.1(d) of the Disclosure Schedules and except related to trade and non-trade payables incurred in the Ordinary Course of Business, there are no pending or, to the Knowledge of the Sellers, threatened actions, suits, proceedings, claims, investigations, applications or complaints (whether or not purportedly on behalf of the Sellers) against or affecting the Sellers, which in any way relate to or involve or could adversely affect the Purchased Assets, in law or in equity, which could affect the validity of this Agreement, the title to the Purchased Assets, the value of the Purchased Assets or the conveyance of any of the Purchased Assets to the Purchaser.

(e)                                  No Options.  Other than the Purchaser, no Person has any written or oral agreement or option for the purchase or acquisition of all or any of the Purchased Assets.  Other than the Sale Order, each Seller has obtained all consents necessary to the Transactions including the sale of the Purchased Assets to the Purchaser.

(f)                                   Legal Requirements; Permits.  No Seller is in violation of any Legal Requirement applicable to the operation of the Business, except as may be set forth in Section 5.1(f) of the Disclosure Schedules.  No Seller has received any written notification from any Governmental Authority asserting that it is not in compliance with any Legal Requirement applicable to the operation of the Business.  Each Seller holds all Permits necessary to carry on the Business as currently conducted by it or to own or lease any of its property or assets utilized by it as such property or assets are currently owned, leased or utilized.  Each Permit is valid, subsisting and in full force and effect and no Seller is in material default or breach of such Permit and no material proceeding is pending or, to the Knowledge of the Sellers, threatened to revoke or limit any Permit.

(g)                                  Title to Purchased Assets; Sufficiency of Assets. As of the Closing Date, the Sellers will have good and valid title to, or in the case of Leased or licensed assets, good and valid leasehold interests or licenses to, the Purchased Assets, free and clear of all Encumbrances except for Permitted Encumbrances, and at Closing shall convey the Purchased Assets (other than the Real Property) to Purchaser free and clear of all Encumbrances.  Sellers have good, valid and marketable fee simple title to the Owned Real Property, free and clear of any Encumbrance except as to the Encumbrances, if any, specifically disclosed on Section 5.1(g)(i) of the Disclosure Schedules and at Closing shall convey the Real Property to Purchaser free and clear of all Encumbrances except any specified on Section 5.1(g)(ii) of the Disclosure Schedules. The Purchased Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, (i) which are used in connection with the operation of the Business, as operated on the date hereof, and (ii) which are necessary and sufficient to conduct the Business substantially in the manner conducted as of date hereof, in each case, other than the Excluded Assets.

(h)                                 Leases.  The Existing Leases and the Existing Real Property Leases (including any amendments, modifications or supplements thereto) disclosed to the Purchaser pursuant to Section 5.1(h) of the Disclosure Schedules are the only Leases by any Seller with respect to real property.  The applicable Seller has title to each Existing  Lease and Existing Real Property Lease and a good and valid leasehold interest in the real or personal property licensed thereunder (subject to the terms of the applicable Lease governing its interests therein), in each case free and clear of all Encumbrances (other than Permitted Encumbrances).  Each Existing Lease and Existing Real Property Lease (i) is the legal, valid, binding and enforceable obligation of the Seller that is lessee thereunder, (ii) to the Knowledge of the Sellers, is in full force and effect and the binding obligation of the other parties thereto and (iii) will, if designated as an Assigned Contract, continue to be the legal, valid, binding, and enforceable obligation of the Purchaser following the consummation of the Transactions.  At the time of Closing, there will not exist any default or event which, with the passage of time or the giving of notice or both, would constitute a default in the performance and/or observance of the obligations on the part of a Seller under any of the Existing  Lease and Existing Real Property Lease.  No Seller has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold created by such Lease.

(i)                                     Contracts.  Section 5.1(i) of the Disclosure Schedules lists all Contracts (including any amendments, modifications or supplements thereto) which are material to the Sellers’ Business (the “Existing Contracts”), and except as disclosed on Section 5.1(i) of the

Disclosure Schedules (i) at Closing there will not be any Contracts material to the Sellers or the Business other than the Existing Contracts and any additional Contracts entered into in the Ordinary Course of Business after filing of the Chapter 11 Cases; (ii) no Seller is a party to, and no Seller is or on Closing will be bound or affected by, any Contracts material to the Sellers’ Business except the Existing Contracts and any additional Contracts entered into in the Ordinary Course of Business after filing of the Chapter 11 Cases; (iii) no Seller has given or received notice of any default with respect to the Existing Contracts, and no Seller is in default under any of the Existing Contracts that, in each case, is required to be cured other than through payment of the applicable Cure Costs; (iv) at the time of Closing, there will not exist any default or event which, with the passage of time or the giving of notice or both, would constitute a default in the performance and/or observance of the obligations on the part of a Seller under any of the Existing Contracts that, in each case, will be required to be cured other than through payment of the applicable Cure Costs; and (v) each of the Existing Contracts is in full force and effect and is a valid and binding obligation as to the applicable Seller, and, to the Knowledge of the Sellers, the other parties thereto, unamended by oral or written agreement, and each of the Sellers is entitled to the full benefit and advantage of each of the Existing Contracts to which it is a party in accordance with the terms thereof.

(j)                                    Financial Statements.  Attached as Section 5.1(j) of the Disclosure Schedules are the audited or unaudited, as the case may be, consolidated balance sheets of the Sellers as of December 31, 2016 and December 31, 2015, and the audited or unaudited, as the case may be, related income statement, statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2015 and December 31, 2016 (the “Financial Statements”).

(k)                                 [reserved]

(l)                                     No Undisclosed Liabilities.  No Seller has any material Liabilities, except Liabilities (i) set forth in the Financial Statements; (ii) incurred in the Ordinary Course of Business and not required under GAAP to be reflected on the Financial Statements; (iii) incurred since December 31, 2016 in the Ordinary Course of Business or as required by applicable Legal Requirement;  (iv) incurred in connection with this Agreement or the Transactions; or (v) set forth in Section 5.1(d) of the Disclosure Schedules .

(m)                             Brokers.  Any fee or commission due to any broker or agent retained by the Sellers in respect of this Agreement or the Transactions will be paid by the Sellers, and the Purchaser will not be liable for or suffer any losses in respect of any claims with respect to any such fee or commission.

(n)                                 Environmental Matters.

(i)                                     Sellers are currently and have been in compliance in all material respects with all Environmental Laws and have not received from any Person any:  (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(ii)                                  Except as would not have a Material Adverse Effect, Sellers have obtained and are in compliance in all material respects with all Environmental Permits (each of which is disclosed in Section 5.1(n)(ii) of the Disclosure Schedules necessary for the ownership, lease, operation or use of the business or assets of Sellers and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date.

(iii)                               Section 5.1(n)(iii) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Sellers.

(iv)                              Sellers have provided or otherwise Made Available to Purchaser and listed in Section 5.1(n)(iv) of the Disclosure Schedules all environmental reports and studies and other similar documents with respect to the Purchased Assets.

(v)                                 Notwithstanding anything to the contrary in this Section 5.1(n), with respect to Real Estate that the Sellers do not own, any representation contained herein shall be made only to Knowledge of the Sellers.

(o)                                 Intellectual Property Matters.

(i)                                     The Sellers own or have valid rights to use all of the Intellectual Property necessary to conduct, or used by them in the operation of, the Business as currently conducted. Section 5.1(o)(i) of the Disclosure Schedules lists all (i) registrations for such Intellectual Property owned by the Sellers, (ii) pending applications to register any such Intellectual Property owned by the Sellers, (iii) material unregistered such Intellectual Property owned by the Sellers, (iv) Domain Names owned by the Sellers, (v) software owned by the Sellers, (vi) material contracts, licenses and agreements (including settlements and covenants not to sue) with respect to such Intellectual Property owned by the Sellers pursuant to which a Seller has granted any Person the right to reproduce, distribute, market or otherwise exploit such Intellectual Property (other than a Seller’s customer end user agreements entered into with any of its customers in the Ordinary Course of Business) and (vii) material contracts, licenses and agreements (including settlements and covenants not to sue) pursuant to which the Sellers have been granted the right to use Intellectual Property by any Person. The Sellers are the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Intellectual Property items set forth in Schedule 5.1(o)(i) of the Disclosure Schedules, all such Intellectual Property is subsisting, valid, and enforceable and all fees necessary to maintain Intellectual Property registrations and applications in good standing have been paid.

(ii)                                  There is no action, suit, proceeding, claim, investigation or complaint pending, or, to the Knowledge of the Sellers, threatened against any Seller that (A) challenges (y) the validity or ownership of any Intellectual Property owned by the Sellers or (z) a Seller’s use of any Intellectual Property or (B) alleges infringement, dilution, misappropriation or other violation of the Intellectual Property of any Person by any Seller.  To the Knowledge of the Sellers, no third Person’s operations or products infringe any Intellectual Property owned by or exclusively licensed to the Sellers in any material respect.  To the Knowledge of the Sellers, a Seller’s operations and products do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third Person and there is no valid basis for such a claim. No Seller has received during the two (2) year period preceding the date hereof any written claim of infringement, dilution, misappropriation or other violation with respect to any Intellectual Property owned by any third Person.

(iii)                               The Intellectual Property, including rights to use the Intellectual Property of any Person under a license, included in the Purchased Assets constitutes all material Intellectual Property owned, used or held for use in the conduct of the Business.  No current or former Affiliate, partner, director, stockholder, officer or employee of any Seller will, after giving effect to the Transactions, own or retain any rights to use any of the Intellectual Property owned, used or held for use by the Sellers in the conduct of the Business.

(p)                                 Insurance.  Section 5.1(p) of the Disclosure Schedules sets forth a complete list of all insurance policies with respect to which a Seller is a party, a named insured or otherwise the beneficiary of coverage.

(q)                                 Tax Matters.  Except as set forth in Section 5.1(q) of the Disclosure Schedules:

(i)                                     All sales or use tax returns of each Seller have been timely filed in accordance with Legal Requirements, and all such Tax Returns are true, complete and accurate in all material respects. Each Seller has timely paid, or caused to be paid, all Taxes for which it is liable.

(ii)                                  No federal, state, local or foreign audits or other proceedings are pending or being conducted, nor has a Seller received in the last three (3) years any (A) notice in writing from any Governmental Authority that any such audit or other proceeding is pending, threatened or contemplated or (B) notice of deficiency or proposed adjustment for any Tax proposed, asserted or assessed by any Governmental Authority against a Seller with respect to any material Taxes or any material Tax Return filed by or with respect to a Seller.  In the last three (3) years, no Seller has engaged in any administrative audit, administrative appeal or judicial contest of any Tax matter.

(iii)                               There are no liens for Taxes upon any of the Purchased Assets, other than liens for Taxes not yet due and payable.

(iv)                              Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Tax Returns required with respect thereto have been properly complete and timely filed.

(v)                                 No Seller has received written notice of any claim by any Governmental Authority in a jurisdiction where a Seller has not filed Tax Returns that the Business or a Seller may be subject to taxation by that jurisdiction.

(vi)                              No Seller is a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “Affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of the IRC Sections 897 and 1445.

(r)                                    Key Customers and Suppliers. Since December 31, 2016, no Key Customer has cancelled or otherwise terminated or, whether or not an automatic renewal provision exists in a Contract with such Key Customer, refused or purported to refuse to renew the term of its relationship with the Sellers or materially changed the pricing or other terms of the business it conducts with the Sellers and no such Key Customer has notified the Sellers in writing that it intends to cancel, terminate or, whether or not an automatic renewal provision exists in a Contract with such Key Customer, refuse to renew the term or materially change the pricing or other terms of its business or Contract with the Sellers.  Since December 31, 2016, no Key Supplier has cancelled or otherwise terminated or, whether or not an automatic renewal provision exists in any Contract with such Key Supplier, refused or purported to refuse to renew the term of such Contract or materially  changed the pricing or other terms of such Contract and no such Key Supplier has notified the Sellers in writing that it intends to cancel, terminate or, whether or not an automatic renewal provision exists in such Contract, refuse to renew the term or materially reduce or change the pricing or other terms of such Contract.

(s)                                   Sale Order.  Immediately prior to Closing, the Sellers will have the instruments of transfer contemplated by Section 8.2, and, upon delivery to the Purchaser on the Closing Date of such instruments of transfer, and subject to the terms of the Sale Order, the Sellers will thereby transfer to the Purchaser, good title to all of the Purchased Assets, free and clear of all Encumbrances pursuant to section 363 of the Bankruptcy Code, except for the Assumed Liabilities and for Permitted Encumbrances. The Purchased Assets are sufficient to permit the Purchaser or its permitted designees to operate the Business from and after the Closing Date in substantially the same manner as the Business is currently being operated by the Sellers.

(t)                                    Affiliate Transactions.  No director or officer (other than in their capacity as such) or Affiliate of any Seller (other than the other Seller or any of their respective Subsidiaries) (a) is a competitor, creditor, debtor, customer, distributor, supplier or vendor of any Seller, (b) is a party to any Existing Contract with any Seller that results in payment or receipt by the Business of more than $100,000 per annum in the aggregate, (c) has any Action against any Seller, (d) has a loan outstanding from any Seller or (e) owns any assets that are used in the Business.

(u)                                 Inventory.  Sellers do not hold any Inventory on consignment.  The substantial majority of all Inventory is useable or saleable, except as has been written down on the face of the Financial Statements.

(v)                                 Receivables.  To the Knowledge of Sellers, all Accounts Receivable (i) arose from bona fide sales transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective Sellers enforceable in accordance with their respective terms, (iii), (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and (v) are not the subject of any Actions or order by a Government Authority brought by or on behalf of Sellers.

(w)                               Disclosure.  No representation or warranty by the Sellers contained in this Agreement (including the Disclosure Schedules) or any writing to be furnished by the Sellers to the Purchaser or any of its Representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading; provided, however, that nothing in this Section 5.1(w) shall apply to the Sellers’ Financial Statements.

(x)                                 No Other Representations or Warranties.  Except for the representations, warranties and covenants of Sellers expressly contained herein, neither Sellers nor its representatives, nor any other Person, makes any other express or implied warranty (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose) on behalf of Sellers, including, without limitation, (a) the probable success or profitability of ownership, use or operation of the Purchased Assets by Purchaser after the Closing, (b) the probable success or results in connection with the Bankruptcy Court and the Sale Order, (c) the value, use or condition of the Purchased Assets, which are being conveyed hereby on an “As Is”, “Where Is” condition at the Closing Date, without any warranty whatsoever (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose).

Section 5.2.                                Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to and in favor of the Sellers as follows:

(a)                                 Organization.  The Purchaser is duly formed, subsisting and in good standing under the laws of the State of Delaware and is properly qualified to do business in such state. The Purchaser has all requisite corporate power, authority, right and capacity to own or lease and operate its properties and assets now owned or leased and operated by it and to carry on its business in all respects as currently conducted by it. The Purchaser has all requisite corporate power, authority, right and capacity to enter into, execute and deliver this Agreement and, subject to the entry of the Sale Order, to carry out the Transactions in the manner contemplated by this Agreement.

(b)                                 Authorization.  The execution, delivery and performance of this Agreement, all ancillary agreements referred to herein and the Transactions have been duly and validly authorized by all requisite corporate or other proceedings of the Purchaser and, subject to the entry of the Sale Order, upon execution and delivery by the Sellers and the Purchaser, this Agreement and all ancillary agreements referred to herein shall constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms.

(c)                                  No Conflicts.  Neither the execution of this Agreement nor the performance by the Purchaser will result in a breach of any term or provision, or constitute a default under, or conflict with or cause the acceleration of any material obligation of the Purchaser under (i) the constituent documents or bylaws of the Purchaser, (ii) any Permit applicable to the Purchaser, (iii) any order to which the Purchaser is bound or (iv) any Legal Requirement affecting the Purchaser. Other than the Sale Order, no consent, approval or other documentation is necessary to enable the Purchaser to complete the Transactions pursuant to this Agreement.

(d)                                 Brokers.  The Purchaser has not engaged or become liable to any broker in respect of this Agreement or the Transactions.

(e)                                  Financing.  The Purchaser or its designees will have at the Closing sufficient internal funds (after giving effect to any committed financing) available to pay the Purchaser’s obligations under this Agreement as adjusted pursuant to Section 3.2 in connection with the Transactions.

Section 5.3.                                No Waiver.  The Sellers agree that the Purchaser’s right to do searches, reviews, examinations, investigations, inspections, assessments, audits and analyses, and the exercise of such right, shall not affect, reduce or mitigate any of the representations, warranties or covenants of the Sellers contained in this Agreement or any of the damages and costs owing by the Sellers to the Purchaser as a result of any breach of such representations, warranties or covenants.

Section 5.4.                                Notification of Breach; Disclosure.  The Sellers shall promptly notify the Purchaser of (a) any event, condition or circumstance of which a Seller becomes aware after the date hereof and prior to the Closing Date that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained in this Agreement) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VII, as the case may be or (b) any event, occurrence, transaction or other item of which a Seller becomes aware which would have been required to have been disclosed on any Disclosure Schedule attached hereto had such event, occurrence, transaction or item existed as of the date hereof.  During the period prior to the Closing Date, the Sellers will promptly advise the Purchaser in writing of any written notice or, to the Knowledge of the Sellers, other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions contemplated by this Agreement. It is acknowledged and understood that no notice given pursuant to this Section 5.4 shall have any effect on the representations, warranties or covenants contained in this Agreement for purposes of determining satisfaction of the conditions contained herein.

Article VI
COVENANTS

Section 6.1.                                Covenants of the Sellers.  From and after the date hereof, each Seller covenants and agrees as follows:

(a)                                 The Sellers shall afford the Purchaser’s Representatives access during normal business hours to the offices, properties, Key Employees, outside counsel and accountants, agreements and other documentation and financial records (including computer files, retrieval programs and similar documentation) with respect to the Business, the Purchased Assets and the Assumed Liabilities to the extent the Purchaser reasonably deems necessary and shall permit the Purchaser and its Representatives to make copies of such materials.  The Sellers shall furnish to the Purchaser or its Representatives such additional information concerning the

Purchased Assets, the Business and the Assumed Liabilities as shall be reasonably requested by the Purchaser or its Representatives, including all such information as shall be reasonably necessary to enable the Purchaser or its Representatives to (i) verify the accuracy of the Sellers’ representations and warranties contained in this Agreement, (ii) verify that each Seller has complied with the covenants contained in this Agreement and (iii) determine whether the conditions set forth in Article VII have been satisfied.  Each Seller shall use its commercially reasonable efforts to cause its outside accountants and outside counsel to cooperate with the Purchaser in its investigation.  It is acknowledged and understood that no investigation by the Purchaser or its Representatives or other information received by the Purchaser or its Representatives shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by the Sellers in this Agreement.

(b)                                 Between the date hereof and the Closing Date, the Sellers shall (i) maintain the Purchased Assets in the Ordinary Course of Business (including, if unable to be fixed, replacing the Purchased Assets which are out of order or use with reasonably equivalent Equipment from Sellers’ Inventory or, if no such Inventory remains, by purchasing reasonably equivalent Equipment) and (ii) operate the Business in the Ordinary Course of Business and shall not, except as required or expressly permitted pursuant to the terms hereof or as the Purchaser shall consent in writing or as may be approved by order of the Bankruptcy Court, enter into any material transaction, other than in the Ordinary Course of Business. Consistent with the foregoing and to the extent permitted or required by the Chapter 11 Cases, the Sellers shall use reasonable best efforts to continue operating the Business as a going concern, to maintain the business organization of the Business intact and to preserve the goodwill of the manufacturers, suppliers, contractors, licensors, employees, customers and others having business relations with the Business.

(c)                                  Except as otherwise expressly provided in this Agreement (and without limiting the covenants in Section 6.1(b), or with the prior express written approval of the Purchaser, in its sole and absolute discretion, each of the Sellers shall not, and shall not cause or permit any of its Subsidiaries to:

(i)                                     other than (A) the sale of Inventory for fair value in the Ordinary Course of Business, and (B) the sale of the Owned Real Property in Denison, Texas and the sale of the Fort Wayne Plastics Assets, in each case, to a purchaser other than the Purchaser and pursuant to a transaction for which the Purchaser has provided its prior written consent, sell, lease (as lessor), license out any Intellectual Property, transfer or otherwise dispose of (including any transfer from the Business to any Affiliates), or mortgage or pledge, or impose or suffer to be imposed, any Encumbrance on (other than Assumed Liabilities) any of the Purchased Assets or any interests therein;

(ii)                                  other than in the Ordinary Course of Business, purchase or acquire a license or lease to any assets;

(iii)                               delay payment of any undisputed or not-allowed account payable or other Liability of the Business, in each case, which accrued after the Petition Date, beyond its due date, specifically excluding payables that are routinely delayed in cases like the Chapter 11 Cases, including, without limitation, payables allegedly due pursuant to 11 U.S.C. § 503(b)(9), payables subject to motions for allowance of administrative expenses, payables to retained professionals, and/or payables that the Sellers’, acting reasonably and in good faith, dispute;

(iv)                              fail to maintain any of the Purchased Assets in good condition, reasonable wear and tear excepted;

(v)                                 forgive, cancel or waive, or fail to enforce, any right of material value that is included in the Purchased Assets:

(vi)                              institute any new, or any increase (including any increase in coverage) in any existing, profit-sharing, bonus, incentive, deferred compensation, severance insurance, pension, retirement, medical, hospital, disability, welfare or other Employee Plan with respect to directors, officers or employees;

(vii)                           change the compensation (including salary, bonus or incentive compensation) of, or otherwise enter into new arrangements or Contracts with or provide any loans or advances to any of the directors, officers, employees of, or independent contractors or consultants to, a Seller, or any Affiliate of any of the foregoing;

(viii)                        enter into any collective bargaining, employment, deferred compensation, severance, consulting, independent contractor, nondisclosure, non-competition or similar agreement (or negotiate, renew or amend any such agreement) to which a Seller is a party or affecting or involving the Business or involving any of its or its Subsidiaries’ directors, officers or employees in his or her capacity as a director, officer or employee;

(ix)                              make, change or rescind any material election in relation to Taxes, adopt or change any method of accounting relating to Taxes, enter into any closing agreement or settle any claim or assessment relating to Taxes or make any material amendment to any Tax Return;

(x)                                 declare, set aside, make or pay any dividend or other distribution in respect of the capital stock, membership interests or other equity interests of a Seller, or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock, membership interests or other securities of, or other ownership interests in, a Seller;

(xi)                              transfer, issue, sell or dispose of any shares of capital stock or other securities of a Seller;

(xii)                           grant or exercise options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of a Seller;

(xiii)                        create any Encumbrance for the benefit of a third party (including its Affiliates and Representatives) over any of the Purchased Assets except any Encumbrance that (i) secures any debtor-in-possession financing approved by the Bankruptcy Court, (ii) is inconsequential and immaterial or does not affect the Purchased Assets or (iii) is inchoate and arises in the Ordinary Course of Business;

(xiv)                       make any payment, or otherwise remit any monies, to a Seller or its Affiliates for any purpose whatsoever, other than allocation and payment of general overhead expenses in the Ordinary Course of Business;

(xv)                          change any accounting policy or practice except in the Ordinary Course of Business;

(xvi)                       amend its articles of incorporation or bylaws, operating agreement or comparable organization documents in any material respect; or

(xvii)                    discuss or enter into any agreement or commitment to take any action prohibited by this Section 6.1(c).

Section 6.2.                                Bankruptcy Covenants.  From and after the date hereof, the Sellers and/or the Purchaser, in each case as indicated below, covenant and agree as follows:

(a)                                 On the Petition Date, the Sellers shall file, or cause to be filed, with the Bankruptcy Court, the Sale Motion.

(b)                                 The Sellers and the Purchaser each shall act promptly, diligently and in good faith, and use their respective best efforts, in pursuing entry of the Bidding Procedures Order and the Sale Order, and otherwise effectuating and consummating the Transactions, including the sale of the Purchased Assets to the Purchaser, under the terms and conditions of this Agreement, in each case as soon as practicable, but in any case within the applicable timeframes contemplated by this Agreement, including, without limitation, promptly, diligently and in good faith, and using their respective best efforts in:

(i)                                     preparing and filing appropriate supporting papers;

(ii)                                  furnishing available supporting testimony or other evidence;

(iii)                               contesting any applicable objections;

(iv)                              responding to any applicable discovery requests; and

(v)                                 contesting any applicable appeals or related relief.

(c)                                  In the event an appeal is taken or a stay pending appeal is granted from either the Bidding Procedures Order or the Sale Order, the Sellers shall immediately notify the Purchaser of such appeal or stay order and shall promptly provide to the Purchaser a copy of the related notice of appeal or order of stay.  The Sellers shall also provide the Purchaser with written notice of any motion or application filed in connection with any appeal from either of such orders.

(d)                                 From and after the date hereof, and to the extent the Purchaser is the successful bidder at the Auction, no Seller shall take any action that is intended to or does result in, or fail to take any action the intent of which failure to act would or does result in, the reversal, voiding, modification or staying of the Bidding Procedures Order or the Sale Order.

(e)                                  In the Sale Motion, the Sellers shall, among other things, request that the Bankruptcy Court grant the following relief:

(i)                                     authorizing and approving the assumption and assignment of any Assigned Contracts to the Assignee, pursuant to section 365 of the Bankruptcy Code, and requiring the Sellers to pay any and all Cure Costs associated with the Assigned Contracts;

(ii)                                  finding that adequate assurance of future performance has been provided under section 365 of the Bankruptcy Code with respect to Assigned Contracts;

(iii)                               within the timeframe set forth in Section 6.11, require each Seller to effect a change in the caption of the Seller’s bankruptcy case so that “Katy”, “Continental Commercial” and “Fort Wayne Plastics,” the corporate or limited liability company names of other Subsidiaries and similar names and phrases do not appear in such caption.

(f)                                   The Sellers shall take such action as is reasonably necessary or appropriate to effect the assignment of Assigned Contracts to the Purchaser as contemplated by this Agreement, including, without limitation, executing lease assignment agreements substantially in the form attached as Exhibit A hereto and other assignment or other documents, and providing required or appropriate notices, in each case in forms reasonably satisfactory to the Purchaser.

(g)                                  In the case of licenses, Permits, approvals, authorizations, Leases, Contracts, agreements and other commitments included in the Purchased Assets (i) that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), the Sellers shall, subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with the Purchaser in endeavoring to obtain such consent and, if any such consent is not obtained, the Sellers shall, following the Closing, and subject to any approval of the Bankruptcy Court that may be required, cooperate with the Purchaser in all reasonable respects, at sole cost to the Purchaser, to provide to the Purchaser the benefits thereof in some other manner, including sub-licensing to the Purchaser or any other way allowing the Purchaser to use the relevant licenses, certificates, approvals, authorizations, Leases, Contracts, agreements and other commitments for the period necessary to conduct the Business pertaining to the Purchased Assets in the Ordinary Course of Business, or (ii) that are otherwise not transferable or assignable (after giving effect to the Sale Order and the Bankruptcy Code), the Sellers shall, following the Closing, and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with the Purchaser to provide to the Purchaser the benefits thereof in some other manner, including the exercise of the rights of the Sellers thereunder or sub-licensing to the Purchaser or any other way allowing the Purchaser to use the relevant licenses, certificates, approvals, authorizations, Leases, Contracts, agreements and other commitments for the period necessary to conduct the Business pertaining to the Purchased Assets in the Ordinary Course of Business.

(h)                                 For a period of three (3) months after the Closing, or so long as performance is possible, which is shorter, Sellers shall use its reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable to provide the Purchaser and its Representatives reasonable access during the Seller’s regular hours upon reasonable advance notice and under reasonable circumstances, subject to restrictions under Legal Requirements, to the books and records of the Sellers to the extent necessary for the preparation of financial statements or regulatory filings of the Purchaser and its Affiliates in respect of periods ending on or prior to the Closing, or in connection with any legal proceedings. Purchaser and its Representatives shall be solely responsible for any costs or expenses incurred by them pursuant to the preceding sentence.  Notwithstanding the foregoing, the Sellers may notify the Purchaser in writing that the Sellers intend to destroy all such books and records and offering the Purchaser the right to take possession of the same.  If the Purchaser does not notify the Sellers of its intention to take possession of all such books and records, and actually take possession thereof within twenty-one (21) days after receipt of the Sellers’ notice, and if the Sellers did make such books and records available in good faith so as to enable the Purchaser to take possession thereof within such time frame, the Sellers may destroy such books and records without any further obligations under this Section 6.2(h).

Section 6.3.                                Covenants of the Purchaser.  For a period of three (3) years after the Closing, or so long as the Chapter 11 Cases remain open and pending, which is shorter, the Purchaser will give each Seller and its Representatives reasonable access during the Purchaser’s regular hours upon reasonable advance notice and under reasonable circumstances, subject to restrictions under Legal Requirements, to the books and records of the Business to the extent necessary for the preparation of financial statements or regulatory filings of the Sellers and its Affiliates in respect of periods ending on or prior to the Closing, or in connection with any legal proceedings. Each Seller and its Representatives shall be solely responsible for any costs or expenses incurred by them pursuant to the preceding sentence.

Section 6.4.                                Joint Obligations.  Each party hereto shall use its commercially reasonable efforts to obtain all Permits and consents of any Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement.  The parties hereto will not take any action that would have the effect of delaying, impairing or impeding the receipt of any required Permits or consents.  Each party hereto agrees to cooperate in obtaining any other Permits or consents which may be required in connection with the Transactions.  Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require the Purchaser to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Authority or other Person seeking to prevent the consummation of, or impose limitations on, any of the Transactions.  Should a party hereto receive a payment due to the other party by the terms of this Agreement or otherwise, the first party shall promptly notify the other party of such payment and shall remit such payment to the other party promptly following discovery and confirmation that the payment rightfully belongs to the other party.

Section 6.5.                                Confidentiality.  Subject to the requirements of the Bankruptcy Code or as may be imposed by the Bankruptcy Court or as otherwise required by Legal Requirements, from and after the Closing: (a) the Sellers shall not, and shall cause their Affiliates and Representatives not to, directly to indirectly, use, disclose, reveal, divulge, furnish or make accessible to anyone any confidential information (including trade secrets, customer lists, marketing plans and pricing information) of each of the Sellers relating to the Business or the Purchased Assets; (b) in the event a Seller or an Affiliate or Representative thereof shall be legally compelled to disclose any such information, such Seller shall provide the Purchaser with prompt written notice of such requirement to the extent legally permitted so that the Purchaser may seek a protective order or other remedy; and (c) in the event that such protective order or other remedy is not obtained, such Seller or its Affiliates or Representatives shall furnish only such information as is legally required to be provided.

Section 6.6.                                Insurance.  Through the Closing, the Sellers shall maintain (including necessary renewals thereof) insurance policies against risk and liabilities to the extent and in the manner and at the levels heretofore maintained by the Sellers with respect to the Business and the Purchased Assets.

Section 6.7.                                Notice of Default.  Each Seller shall, within three (3) Business Days of receipt thereof, provide to the Purchaser:  (i) a copy of any notices of any default received in respect of any of the Existing Contracts or Existing Real Property Leases after the date of this Agreement and (ii) state or federal environmental orders that would reasonably be expected to result in a material liability issued by any Governmental Authorities having jurisdiction relating to the Business or the Purchased Assets.

Section 6.8.                                Approvals.  Whenever in this Agreement it is stated that the approval or consent of a party is required, it is understood that, except where otherwise specifically so stated, such approval or consent shall be in writing, and shall not be unreasonably withheld or delayed.

Section 6.9.                                Employee Benefits.

(a)                                 Prior to the Closing Date, subject to an interview to determine that an employee is reasonably qualified to perform, which interview may be conducted by the Purchaser during business hours in a manner not to unreasonably disturb the Sellers’ business, the Purchaser intends to offer to employ, effective as of the Closing Date, all who are actively employed in the Business on the date hereof exclusive of certain employees performing accounting and finance functions.  Such offers of employment shall be on terms and conditions which are consistent with the Purchaser’s policies and procedures.  Any employee of a Seller who accepts such an offer and commences employment with the Purchaser as of the Closing Date is referred to herein as an “Affected Employee.”

(b)                                 Each Affected Employee shall receive credit for purposes of eligibility to participate and vesting under any Employee Plan, policy and arrangement established or maintained by the Purchaser or any of its Affiliates after the Closing (the “Purchaser Benefit Plans”) in which an Affected Employee participates on or after the Closing for service with a Seller to the same extent recognized by such Seller under a comparable Employee Plan immediately prior to the Closing; provided, that, such crediting of service shall not operate to duplicate any benefit. With respect to any Purchaser Benefit Plan that is a welfare benefit plan, program or arrangement, the Purchaser or its Affiliate shall use commercially practicable efforts to (i) waive, or cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Affected Employee under such Purchaser Benefit Plan and (ii)

provide credit to each Affected Employee (and such Affected Employee’s beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Affected Employee (and such Affected Employee’s beneficiaries) under the comparable Employee Plan during the relevant plan year; provided, however, that such credit shall not operate to duplicate any benefit.

(c)                                  Nothing in this Agreement shall affect the Purchaser’s right to terminate the employment of its employees or confer upon any employee of the Sellers the right to employment with the Purchaser after the date hereof.  On and after the Closing Date, subject to applicable laws, the Purchaser shall have the sole and exclusive right to dismiss any or all Affected Employees at any time, with or without cause, and to set or change the terms and conditions of their employment (including, without limitation, compensation and employee benefits provided to them).

(d)                                 [reserved]

(e)                                  Subject to applicable privacy laws, to the extent permitted by applicable law, from time to time following the Closing, the Sellers shall make available to the Purchaser such data in the personnel records of Affected Employees as is necessary for the Purchaser to transition such Affected Employees into the Purchaser’s records.

(f)                                   All provisions contained in this Agreement with respect to the Sellers’ Employee Plans or compensation of Affected Employees are included for the sole benefit of the respective parties hereto.  Nothing contained herein (i) shall confer upon any former, current or future employee of the Sellers or the Purchaser or any legal representative or beneficiary thereof any rights or remedies, including, without limitation, any right to employment or continued employment, of any nature, for any specified period, (ii) shall cause the employment status of any former, present or future employee of the Purchaser to be other than terminable at will or in accordance with applicable Legal Requirements or (iii) shall confer any third party beneficiary rights upon any Affected Employee or any dependent or beneficiary thereof or any heirs or assigns thereof.  This Section 6.9 shall not constitute an amendment to any Purchaser Benefit Plan, create any third party beneficiary rights or inure to the benefit of or be enforceable by any employee.

Section 6.10.                         Publicity.  Except as required by any Legal Requirement or for any filings by with the Bankruptcy Court, each party hereto shall not issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, provided that a party hereto intending to make any such release it deems required by any Legal Requirement shall use its commercially reasonable efforts consistent with such Legal Requirement to consult with the other parties with respect to the text thereof.

Section 6.11.                         Name Change.  As soon as practicable after the Closing, but no later than twenty-one (21) Business Days thereafter, each Seller shall change its corporate name to eliminate any reference to any trademark, service mark, company name or d/b/a used by a Seller at any time prior to the Closing, including “Katy”, “Continental Commercial Products,” “Fort Wayne Plastics” the corporate or limited liability company names of each Seller and similar names and phrases.  In addition, as soon as practicable after the Closing, but no later than sixty

(60) Business Days after the Closing, each Seller shall effect a change in the caption of the Seller’s bankruptcy case so that “Katy”, “Continental Commercial Products,” and “Fort Wayne Plastics” and similar names and phrases do not appear in such caption.

(a)                                 Each Seller acknowledges and agrees that, after the Closing, as between Purchaser and the Sellers, Purchaser and its Affiliates shall own all worldwide right, title and interest in, to and under the trademarks, trade names, names, service marks, logos, insignia, slogans, emblems, symbols, designs, Domain Names and other sources used by the Sellers that contain the words “Katy,” “Continental Commercial Products,” and “Fort Wayne Plastics,” (the “Acquired Marks”).  None of the Sellers or any of their respective Affiliates or Representatives shall, anywhere in the world: (i) contest the validity of the Purchaser’s or its Affiliates’ respective rights in, to and under the Acquired Marks; (ii) maintain or apply for the registration of the Acquired Marks; or (iii) take any action to protect or enforce the Acquired Marks or settle, commence or defend any claim relating to any Acquired Marks without the Purchaser’s prior written approval (which may be granted or withheld for any reason or no reason).

(b)                                 As soon as practicable after the execution of this Agreement, the Sellers shall cause any and all Domain Names currently used in connection with the Business that are not now owned by a Seller to be owned and registered in the name of a Seller, if prior to the Closing, or in the name of the Purchaser, if on or after the Closing

Article VII.
CONDITIONS TO CLOSING

Section 7.1.                                Conditions for the Purchaser.  Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Purchaser to complete the Transactions shall be subject to the satisfaction or waiver of the following conditions, as determined by the Purchaser in its sole and absolute discretion:

(a)                                 All the covenants and agreements of this Agreement to be complied with or performed or satisfied by the Sellers at or prior to Closing shall have been complied with or performed or satisfied in all material respects, including all deliveries required to be made pursuant to Article VIII hereof;

(b)                                 The representations and warranties of the Sellers set forth in Section 5.1 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of such dates, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date);

(c)                                  Since the date hereof, there shall have been no Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a Material Adverse Effect);

(d)                                 No order, at law or in equity, shall have been entered by any court of competent jurisdiction enjoining, restricting, or prohibiting the Closing which has not, by the Closing Date, been dismissed, quashed or permanently stayed without any further right of appeal;

(e)                                  The Bidding Procedures Order shall have been entered by the Bankruptcy Court, substantially in the form attached as Exhibit B hereto, no later than twenty-five (25) days following the Petition Date and shall have become a Final Order;

(f)                                   The Sale Order shall have been entered by the Bankruptcy Court, in form and substance reasonably satisfactory to the Purchaser, no later than seventy (70) calendar days following the Petition Date, and the Sale Order shall have become a Final Order and, at a minimum, do the following, without limitation:

(i)                                     authorize and approve the sale of the Purchased Assets to the Purchaser free and clear of all Encumbrances pursuant to sections 363(b) and 363(f) of the Bankruptcy Code, on the terms and conditions contained in this Agreement;

(ii)                                  authorize and approve the consummation of the Transactions;

(iii)                               contain findings of fact and conclusions of law that (a) the Purchaser and any assignee thereof is a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code and (b) the consideration to be paid by the Purchaser or any assignee thereof for the Purchased Assets is fair, reasonable and adequate;

(iv)                              provide for the relief that the Sellers are required to seek in the Sale Motion, as set forth in Section 6.2(e); and

(v)                                 otherwise approve each of the terms and conditions of this Agreement.

(g)                                  Any and all Permits required in order to consummate the Closing shall be in full force and effect;

The conditions set forth in this Section 7.1 are for the sole benefit of the Purchaser, and may be waived in whole or in part by the Purchaser by notice to the Sellers in writing without prejudice to the Purchaser’s rights under this Agreement or at law, if any, in the event of the non-fulfillment of any other condition or conditions.

Section 7.2.                                Conditions for the Sellers.  Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Sellers to complete the Transactions shall be subject to the satisfaction or waiver of the following conditions, as determined by the Sellers in its sole and absolute discretion:

(a)                                 All the covenants and agreements of this Agreement to be complied with or performed or satisfied by the Purchaser shall have been complied with or performed or satisfied in all material respects, including all deliveries required to be made pursuant to Article VIII hereof;

(b)                                 The representations and warranties of the Purchaser set out in Section 5.2 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made at and as of such dates, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date);

(c)                                  No order, at law or in equity, shall have been entered by any court of competent jurisdiction enjoining, restricting, or prohibiting the Closing which has not, by the Closing Date, been dismissed, quashed or permanently stayed without any further right of appeal;

(d)                                 Any and all Permits required in order to consummate the Closing shall be in full force and effect;

(e)                                  The Bidding Procedures Order and the Sale Order shall have been entered by the Bankruptcy Court and both the Bidding Procedures Order and the Sale Order shall have become Final Orders; and

(f)                                   The Sale Order shall have been entered by the Bankruptcy Court, in form and substance reasonably satisfactory to the Sellers.

The conditions set forth in this Section 7.2 are for the sole benefit of the Sellers, and may be waived in whole or in part by the Sellers by notice to the Purchaser in writing without prejudice to the Sellers’ rights under this Agreement or at law, if any, in the event of non-fulfillment of any other condition or conditions.

Article VIII
CLOSING

Section 8.1.                                Closing Arrangements.  Upon all conditions precedent to the Purchaser’s and the Sellers’ obligation to close the Transactions having been satisfied and fulfilled, or waived, as the case may be, the Closing shall be deemed to take place on the Closing Date, at 11:59 p.m., local time, and the Closing shall occur at such place as may be mutually agreed to by the parties.

Section 8.2.                                Sellers’ Deliveries.  On or before the Closing Date, the Sellers shall deliver or cause to be delivered the following items and documents to the Purchaser, with each such document to be effective as of the time of Closing:

(a)                                 a certificate executed on behalf of each Seller representing and certifying that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled;

(b)                                 duly executed warranty deeds, substantially in the form of Exhibit D hereto from each Seller an any of its Subsidiaries owning Owned Real Property transferring such Owned Real Property to Purchaser or its permitted designees;

(c)                                  duly executed Bills of Sale, substantially in the form of Exhibit E hereto, from each Seller transferring the Purchased Assets to the Purchaser or its permitted designees;

(d)                                 duly executed assignments of the Intellectual Property included in the Purchased Assets, substantially in the form of Exhibit F hereto and modified as appropriate for recordation with the applicable Governmental Authorities, transferring such Intellectual Property to the Purchaser or its permitted designee, and any other assignments or instruments with respect to any Intellectual Property included in the Purchased Assets for which an assignment or instrument is required to assign, transfer and convey such assets to, or perfect title to such assets in, the Purchaser or its permitted designee;

(e)                                  a certificate executed by each Seller in form and substance reasonably satisfactory to the Purchaser certifying the non-foreign status of such Seller pursuant to Section 1445 of the IRC and Section 1.1445-2(b) of the Treasury Regulations promulgated thereunder;

(f)                                   a direction of the Sellers as to the payment of the amount required to be remitted to the Sellers in accordance with Section 3.1, including wire transfer instructions, and the name of the payee (if other than the Sellers);

(g)                                  a certified copy of the Sale Order;

(h)                                 a certificate executed by each Seller as to a list of all additional Contracts and Leases entered into in the Ordinary Course of Business after filing of the Chapter 11 Cases; and

(i)                                     such other bills of sale, deeds, endorsements, assignments, Transfer Tax returns and other good and sufficient instruments (including any relevant Documents) of conveyance and transfer, in forms reasonably satisfactory to the Purchaser, as the Purchaser may reasonably request to vest in the Purchaser or its permitted designees all the right, title and interest of the Sellers in, to or under any or all of the Purchased Assets.

Section 8.3.                                Purchaser’s Deliveries.  On or before the Closing Date, the Purchaser shall deliver or cause to be delivered the following items and documents to the Sellers, with each such document to be effective as of the time of Closing:

(a)                                 a certificate executed on behalf of the Purchaser representing and certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled;

(b)                                 the amount required to be remitted to the Sellers on the Closing Date in accordance with Section 3.1;

(c)                                  the Purchase Price prorations pursuant to Section 3.2

(d)                                 the Wind Down Reserve; and

(e)                                  such other assignments and other good and sufficient instruments of assumption and transfer, in forms reasonably satisfactory to the Sellers, as the Sellers may reasonably request to transfer and assign the Assumed Liabilities to the Purchaser or its permitted designees.

Section 8.4.                                Tax Matters.  Except as specifically set forth herein, the Sellers shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to (i) the Excluded Liabilities and Excluded Assets attributable to any period and (ii) the Business, the Purchased

Assets and the Assumed Liabilities attributable to periods (or portions thereof) ending on or prior to the Closing Date.  Without limiting the obligations of the Purchaser contained elsewhere in this Agreement, the Purchaser shall be liable for and shall pay, and pursuant to Section 8.4(c) shall reimburse the applicable Seller for, all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to periods (or portions thereof) beginning after the Closing Date.  For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two (2) partial periods, one ending on the Closing Date and the other beginning on the day after the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(a)                                 Without limiting the other terms set forth in this Agreement, any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax, and all recording fees and expenses, attributable to the sale or transfer of the Purchased Assets and not exempted under the Sale Order or the Bankruptcy Code (“Transfer Taxes”) shall be borne by the Purchaser.  The Sellers and the Purchaser shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Purchased Assets from any such Transfer Taxes.  The Purchaser shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by a Seller, the Purchaser shall prepare and deliver to the Sellers a copy of such Tax Return at least ten (10) calendar days before the due date thereof, and the Sellers shall promptly execute such Tax Return and deliver it to the Purchaser, which shall cause it to be filed.

(b)                                 The Sellers or the Purchaser, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 8.4.  Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other of the Tax payable and each party’s respective Liability therefor, although failure to do so will not relieve the other party from its Liability hereunder.

Article IX
TERMINATION OF AGREEMENT

Section 9.1.                                Termination of Agreement By Either Party.  This Agreement may be terminated prior to Closing as follows:

(a)                                 by mutual written consent of the Sellers and the Purchaser, in each case, in such parties’ sole and absolute discretion;

(b)                                 automatically if the Purchaser is not the successful bidder at the Auction;

(c)                                  automatically if a Governmental Authority of competent jurisdiction shall have issued a Final Order or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

(d)                                 automatically upon the issuance of a final and non-appealable Order converting Sellers’ Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code or dismissing Sellers’ Bankruptcy case;

(e)                                  by the Purchaser, if a Seller has breached in any respect any representation, warranty, covenant or agreement contained in this Agreement or in the Bidding Procedures Order or the Sale Order which breach (i) would result in a failure of a condition set forth in Section 7.1(a) or Section 7.1(b), as the case may be, if occurring or continuing on the Closing Date, and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all respects within seven (7) calendar days after written notice thereof; provided, that the Purchaser’s right to terminate this Agreement under this Section 9.1(e) shall not be available if, at the time of such intended termination, such Seller has (or would have after the passage of time) the right to terminate this Agreement under Section 9.1(f), provided, that the Sellers actually terminate this Agreement within ten (10) Business Days after such right to terminate vests;

(f)                                   by any of the Sellers, if the Purchaser has breached in any respect any representation, warranty, covenant or agreement contained in this Agreement or in the Bidding Procedures Order or the Sale Order which breach (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) if occurring or continuing on the Closing Date and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all respects within seven (7) calendar days after written notice thereof; provided, that the Sellers’ right to terminate this Agreement under this Section 9.1(f) shall not be available if, at the time of such intended termination, the Purchaser has (or would have after the passage of time) the right to terminate this Agreement under Section 9.1(e), provided, that the Purchaser actually terminates this Agreement within five (5) Business Days after such right to terminate vests;

(g)                                  by the Purchaser if (i) the Bankruptcy Court has not entered the Bidding Procedures Order by the date that is thirty (30) days after the Petition Date, (ii) the Auction is not held on or before the date that is fifty-three (53) calendar days after the Petition Date, (iii) the Bankruptcy Court has not entered the Sale Order by the date that is sixty (60) calendar days after the Petition Date, (iv) the Bankruptcy Court grants leave to any Person to appeal the Bidding Procedures Order or the Sale Order, (v) the Bidding Procedures Order or the Sale Order are stayed, vacated, modified or supplemented without the Purchaser’s prior express written consent or (vi) the Closing Date has not occurred within ten (10) calendar days after the Sale Order becomes a Final Order unless the failure of Closing to occur is as a result of a breach by the Purchaser, provided, that in the case of subsections (i), (ii) and (iii) above, the requirement to satisfy such time-frames is subject to the Bankruptcy Court’s availability, except that regardless of the Bankruptcy Court’s availability Purchaser may terminate if the Closing shall have not occurred by the date that is eighty (80) calendar days after the Petition Date unless the failure of Closing to occur is as a result of a breach by the Purchaser;

(h)                                 by the Purchaser if the Bankruptcy Court approves a sale or sales of a material portion of the Purchased Assets to a party other than Purchaser (or its designee); or

(i)                                     by the Purchaser if a Seller files or supports a plan of reorganization that does not contemplate the sale of the Purchased Assets to Purchaser in accordance with the terms hereof.

The party hereto desiring to terminate this Agreement pursuant to any of clauses (a) through (i) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.6.

Section 9.2.                                Effect of Termination.

(a)                                 Except as otherwise provided herein, in the event of termination of this Agreement, this Agreement (other than the terms and provisions set forth in Section 6.5, this Section 9.2 and Article X hereof, which shall survive such termination) shall become null and void and be deemed of no force and effect, with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, legal and financial advisors or other representatives), and no party hereto shall have any obligations to any other party hereto arising out of this Agreement; provided, however, that no termination of this Agreement shall relieve or release any party from any Liabilities or damages resulting from any willful breach of this Agreement.

(b)                                 Notwithstanding Section 9.2(a), if this Agreement is terminated pursuant to Sections 9.1(h) or (i), then the Sellers shall promptly pay to the Purchaser the Break-up Fee and Expense Reimbursement from the proceeds of the closed transaction.  In all cases, the payment of the Break-up Fee and Expense Reimbursement shall be made free and clear of the interests of any liens, claims and Encumbrances of any Person or entity which might have or assert an interest in the proceeds of the sale.  Notwithstanding the foregoing, the Break-up Fee and Expense Reimbursement shall not be payable in the event that the Closing has failed to occur primarily as a result of Purchaser’s having breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement or in the Bidding Procedures Order or the Sale Order, which breach did not primarily result from a breach by a Seller.  The Sellers shall cause any acquirer or transferee contemplated above to comply with this payment obligation as a condition to entering into any such transaction and shall not enter into any such transaction without such acquirer’s or transferee’s written agreement to do so, with Purchaser as a third party beneficiary with the right to enforce such payment obligation against such acquirer or transferee.

Article X
MISCELLANEOUS

Section 10.1.                         As-Is/Where-Is Transaction.  The Purchaser acknowledges and agrees that, except as expressly provided in this Agreement , the Sellers make no representation, warranty or covenant, express, implied or statutory, of any kind whatsoever with respect to the Purchased Assets, including representation, warranty or covenant as to title, survey conditions, use of the Purchased Assets for the Purchaser’s intended use, the condition of the Purchased Assets, past or present use, development, investment potential, tax ramifications or consequences, compliance with any Legal Requirements, present or future zoning, the availability of utilities, habitability, merchantability, fitness or suitability for any purpose, or any other matter with respect to the Purchased Assets, all of which are, except as otherwise expressly provided in this Agreement, hereby expressly disclaimed by the Sellers.  The provisions of this Section 10.1 shall survive Closing or any expiration or termination of this Agreement without limitation as to time.

Section 10.2.                         Obligations as Covenants.  Each agreement and obligation of each party hereto in this Agreement, even though not expressed as a covenant, shall be considered for all purposes to be a covenant.

Section 10.3.                         Relationship of the Parties.  Nothing in this Agreement shall be construed so as to make the Purchaser a partner of the Sellers.

Section 10.4.                         No Successor Liability.  Except where expressly prohibited under Legal Requirements or otherwise expressly ordered by the Bankruptcy Court, upon the Closing, the Purchaser shall not be deemed to (a) be the successor of a Seller or the Debtors, (b) have, de facto, or otherwise, merged with or into a Seller or the Debtors, (c) be a mere continuation or substantial continuation of a Seller or the Debtors or the enterprise(s) of a Seller or the Debtors, or (d) be liable for any acts or omissions of a Seller or the Debtors in the conduct of the Business or arising under or related to the Purchased Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Purchaser shall not be liable for any claims against a Seller or the Debtors or any of their predecessors or Affiliates, and except as provided in the Agreement, the Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business or any obligations of a Seller or the Debtors arising on or prior to the Closing Date, including, but not limited to, Liabilities on account of any Taxes arising, accruing or payable under, out of, in connection with or in any way relating to the operation of the Business on or prior to the Closing Date. The Purchaser acknowledges and agrees that this Section 10.4 shall not in any way be deemed to expand or modify a Seller’s or the Debtors’ indemnification obligations under this Agreement or any ancillary agreement thereto.

Section 10.5.                         Amendment of Agreement.  This Agreement may not be supplemented, modified or amended except by a written agreement executed by each party hereto.

Section 10.6.                         Notices.  Any notice shall be in writing or in an electronic form and shall be deemed to have been duly given or made (i) when personally delivered by hand, (ii) upon confirmed delivery by a standard overnight carrier (iii) upon confirmation of receipt of an electronic form delivery by an email or (iv) the expiration of five (5) Business Days after the day when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows, or to such other addresses as may be furnished hereafter by notice, in writing, to the other party, to the following parties:

(a)                                 If to the Purchaser, to:

Jansan Acquisition, LLC
c/o Highview Capital
11755 Wilshire Blvd, Suite 1400
Los Angeles, CA 90025
Attn: Ryan McCarthy
Email: ryan@highviewcp.com

and

Jansan Acquisition, LLC
c/o Victory Park Capital Management, LLC
227 W. Monroe, Suite 3900
Chicago, IL 60606
Attn:  Scott Zemnick
Email:  szemnick@vpcadvisors.com

with a copy given in like manner to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attn:  Lisa Laukitis
Email:  lisa.laukitis@skadden.com

Katten Muchin Rosenman LLP
525 W. Monroe Street, Suite 1900
Chicago, Illinois 60661
Attn:  Mark Grossman and Peter Siddiqui
Email: mg@kattenlaw.com and peter.siddiqui@kattenlaw.com

(b)                                 If to the Sellers, to:

Lawrence R. Perkins
Chief Restructuring Officer
Telephone:  213-289-9061
Email: lperkins@scpllc.com

with a copy given in like manner to (which shall not constitute notice):

DLA Piper LLP (US)
550 South Hope Street, Suite 2400
Los Angeles, CA 90071
Telephone:  213-330-7755
Attn:  Ann Lawrence
Email:  ann.lawrence@dlapiper.com

DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, Illinois 60606
Telephone:  312-368-2166
Attn:  John Lyons
Email:  john.lyons@dlapiper.com

Any notice which is delivered or is sent by facsimile or email shall be deemed to have been validly and effectively given and received on the date it is delivered or sent, unless it is delivered or sent after 5:00 p.m. on any given day or on a day which is not a Business Day, in which case it shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was delivered or sent, provided that, in the case of a notice sent by facsimile or email, it shall not be deemed to have been sent unless there has been confirmation of transmission.

Section 10.7.        Fees and Expenses.  Other than as expressly provided herein, the parties agree that all costs and expenses of the parties relating to the negotiation, preparation, execution and delivery of this Agreement and the performance of the Transactions shall be paid by the party incurring such expenses.

Section 10.8.        Governing Law; Jurisdiction; Service of Process.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts of law that would apply the laws of another jurisdiction.  By its execution and delivery of this Agreement, each of the parties hereto irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding between the Sellers, on the one hand, and the Purchaser, on the other hand, with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the Bankruptcy Court for that purpose only, and, by execution and delivery of this Agreement, each hereby irrevocably accepts and submits itself to the jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.  In the event any such action, suit or proceeding is commenced, the parties hereby agree and consent that service of process may be made, and personal jurisdiction over any party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the party at the address of such party set forth in Section 10.6 hereof, unless another address has been designated by such party in a notice given to the other parties in accordance with the provisions of Section 10.6 hereof. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF A SELLER, THE PURCHASER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

Section 10.9.        Further Assurances.  At the Closing, and at all times thereafter, and where performance is possible, as may be necessary, each Seller shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, to the Purchaser such other instruments of transfer as shall be reasonably necessary or appropriate to vest in the Purchaser good and indefeasible title to the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances) and to comply with the purposes and intent of this Agreement and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by the Sellers and assumption by the Purchaser of the Assigned Contracts, or otherwise necessary for the Purchaser to conduct the Business, and each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and execute and deliver such documents and other papers, as may be required to consummate the Transactions.

Section 10.10.      Disclosure Generally.  Any matter or item listed or described on the Disclosure Schedules shall be listed or described under a caption that specifically identifies the Section and subsection (if applicable) of this Agreement to which the matter or item relates. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure identifies the exception in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other matter or item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

Section 10.11.      Entire Agreement.  This Agreement (including the Exhibits, Disclosure Schedules and other documents referred to herein) constitutes the full and entire agreement between the parties hereto pertaining to the Transactions and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto made by any party.

Section 10.12.      Waiver.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.  All waivers hereunder must be in writing to be effective.

Section 10.13.      Assignment.  None of the Sellers or the Purchaser shall assign their respective rights and/or obligations hereunder (or agree to do so) without the prior written consent of the other party, which consent may be withheld by such party in its sole and absolute discretion; provided, however, that the Purchaser shall be permitted, upon prior notice to the Sellers, to assign all or part of its rights or obligations hereunder to any of its Affiliates, but no such assignment shall relieve the Purchaser of its obligations under this Agreement.

Section 10.14.      Successors and Assigns.  All of the covenants and agreements set forth in this Agreement are intended to bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns and be enforceable by the parties hereto and their respective successors and their permitted assigns pursuant to the terms and conditions of this Agreement, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

Section 10.15.      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the date hereof.  Any delivery of an executed copy of this Agreement by way of facsimile or email attachment shall constitute delivery hereof.

Section 10.16.      Other Terms.  Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.  As used in this Agreement, any reference to any Legal Requirements, will be deemed also to refer to such Legal Requirements as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “include”, “includes” and “including” will be deemed to be followed by “without limitation”.  Pronouns in masculine, feminine or neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  References in this agreement to Articles, Sections, Exhibits or Schedules are to Articles or Sections of, or Exhibits or Schedules to, this Agreement, except to the extent otherwise specified herein.

Section 10.17.      Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and are not part of this Agreement and do not in any way limit or modify the terms or provisions of this Agreement and shall not affect the interpretation hereof.

Section 10.18.      Interpretation.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement.

Section 10.19.      Time  Time shall be of the essence of this Agreement.  Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period.  If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day.  Whenever action must be taken (including the giving of notice, the delivery of documents or the funding of money) under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m. on such date.  The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the parties or by their respective counsel or solicitors.  All references herein to time are references to Eastern Daylight Savings Time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLERS:

KATY INDUSTRIES, INC.

By:	/s/ Lawrence R. Perkins
Name:	Lawrence R. Perkins
Title:	Chief Restructuring Officer

CONTINENTAL COMMERCIAL PRODUCTS, LLC

By:	/s/ Lawrence R. Perkins
Name:	Lawrence R. Perkins
Title:	Chief Restructuring Officer

FORT WAYNE PLASTICS, INC.

By:	/s/ Lawrence R. Perkins
Name:	Lawrence R. Perkins
Title:	Chief Restructuring Officer

FTW HOLDINGS, INC.,

By:	/s/ Lawrence R. Perkins
Name:	Lawrence R. Perkins
Title:	Chief Restructuring Officer

PURCHASER:

JANSAN ACQUISITION, LLC.

By:	/s/ Ryan McCarthy
Name:	Ryan McCarthy
Title:	Member

[Signature Page to Asset Purchase Agreement]

ANNEX A

DEFINITIONS

The following definitions shall apply to and constitute part of this Agreement and all schedules attached hereto:

“Accounting Firm” shall have the meaning set forth in Section 3.3.

“Accounts Receivable” means, with respect to each Seller, all trade accounts receivable in respect of products sold or services rendered to customers by such Seller or any of its Subsidiaries, together with any other miscellaneous accounts receivable of such Seller or any of its Subsidiaries.

“Acquired Marks” shall have the meaning set forth in Section 6.11(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Agreement” shall have the meaning set forth in the Preamble.

“Affected Employee” shall have the meaning set forth in Section 6.9(a).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Allocation Schedule” shall have the meaning set forth in Section 3.3.

“Assigned Contracts” means all Contracts and Leases of the Sellers and their Subsidiaries that are assumed and assigned to Purchaser under this Agreement including those set forth on Schedule 2.1(g).

“Assignee” means the assignee designated by the Purchaser with respect to an Assigned Contract.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Auction” means the auction sale of the Purchased Assets to be conducted by the Sellers under the terms and conditions of the Bidding Procedures Order, at which the Sellers shall use this Agreement as the base bid (i.e., the “stalking horse bid”) and will solicit higher or better offers for the Purchased Assets.

“Back-Up Bidder” means the Qualified Bid at the Auction with the next highest or otherwise best bid, as determined in the Sellers’ sole discretion.

“Bankruptcy Code” shall have the meaning set forth in the Recitals.

Annex A-1

“Bankruptcy Court” shall have the meaning set forth in the Recitals.

“Bidding Procedures Order” means that certain Bankruptcy Court order (i) authorizing and approving an Auction schedule and bidding, auction and sale procedures, including, without limitation, as set forth on Exhibit B hereto, (ii) approving the form and manner of the notice of the auction and sale of the Purchased Assets, (iii) approving the Purchaser’s entitlement to the Break-up Fee and the Expense Reimbursement as set forth in Section 4.3 and Section 9.2, (iv) approving such other purchaser protections as are requested by the Purchaser and agreed to by the Sellers, and (v) granting other related relief.

“Bill of Sale” means the Bill of Sale substantially in the form attached hereto as Exhibit E hereto.

“Break-up Fee” shall have the meaning set forth in Section 4.3.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or obligated to close under applicable Legal Requirements.

“Chapter 11 Cases” shall have the meaning set forth in the Recitals.

“Closing” means the consummation of the Transactions in accordance with the terms set forth in Article VIII.

“Closing Date” means the third (3rd) Business Day following satisfaction or waiver of all the conditions set forth in Article VII, or such other date as the Sellers and the Purchaser shall mutually agree upon in writing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Contracts” means any executory contracts, agreements or other arrangements, whether written or unwritten, other than Leases, entered into by a Seller or any Subsidiary of a Seller or by which a Seller or any Subsidiary of a Seller is bound, in each case, only to the extent such contracts or agreements are related to the Business.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

“Cure Costs” means any and all compensation or other payments for actual pecuniary loss or otherwise that are due to a non-Seller party under an Assigned Contract, as determined by the Bankruptcy Court or otherwise agreed to by the parties, that must be made in order to effect the assumption and assignment of an Assigned Contract under section 365 of the Bankruptcy

Annex A-2

Code, excluding, for the avoidance of doubt, such compensation or other payments that otherwise constitute Assumed Liabilities.

“Debtors” shall have the meaning set forth in the Recitals.

“Disclosure Schedules” means the disclosure schedules delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement.

“Documents” means all books, records, files, registration certificates, invoices, inventory records, product specifications, advertising materials, previous, current and prospective customers, broker and customer lists, cost and pricing information, previous, current and prospective supplier and vendor lists, business plans, catalogs, customer literature, training materials, quality control records and manuals, research and development files, records and laboratory books and credit records of previous, current and prospective broker, customers, suppliers and vendors and any other documents  (including all data and other information stored on discs, tapes or other media) to the extent used in or to the extent relating to the assets, properties, including the Intellectual Property, business or operations of the Business.

“Domain Names” means any alphanumeric designation registered with or assigned by a domain name registrar, registry or domain name registration authority as part of an electronic address on the Internet.

“Employee Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, incentive compensation, deferred compensation, pension, stock ownership, 401(k), stock option, phantom stock, equity, premium conversion, medical, hospitalization, vision, dental, health, life, disability, employment, severance, vacation, death benefit or other employee benefit plan, program, contract or arrangement, whether or not subject to ERISA, which the Sellers or any ERISA Affiliate sponsors, maintains or contributes to for the benefit of its current or former employees, directors, managers, officers, consultants, contingent workers, leased employees or independent contractors (or their dependents, spouses or beneficiaries).

“Encina Obligations” means the Sellers’ obligations under that certain Credit and Security Agreement dated as of November 16, 2016, by and among the Sellers, among other borrowers and guarantors, and Encina Business Credit SPV, LLC.

“Encumbrance” means any lien, claim, interest, or encumbrance, in each case of any kind or nature, including, without limitation, any charge, mortgage, lease, hypothecation, deed of trust, pledge, security interest, option, right of use, first offer or first refusal, easement, servitude, restrictive covenant, encroachment, setoff, recoupment, liability, debt, or indebtedness.

“Environmental Claim” means any Action, order of any Governmental Authority, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on

Annex A-3

or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all applicable foreign, federal, state, municipal and local laws, statutes, regulations and other legal requirements relating to the protection of the environment or natural resources.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permits” means all licenses, permits, approvals, consents, certificates, registrations and other authorizations issued pursuant to Environmental Laws in respect of the Business.

“Equipment” means all equipment, forklifts, trucks, automobiles, furniture, computers, servers, machinery, apparatus, appliances, implements, spare parts, supplies and all other tangible personal property of every kind and description, in each case, that are owned by the Sellers or any of their Subsidiaries and used in or relate to the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Existing Contracts” means the Contracts which are listed on Section 5.1(i).

“Existing Leases” means the Leases for property, plant and equipment listed on Section 5.1(h) under “Existing Leases.”

“Existing Real Property Leases” means the Leases for real property listed on Section 5.1(h).

“Expense Reimbursement” shall have the meaning set forth in Section 4.3.

“Final Order” means an action taken or order issued by the applicable Governmental Authority as to which: (i) no request for stay of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed, including any extensions thereof; (ii) no petition for rehearing or reconsideration of the action or order, or protest of any kind, is pending before the Governmental Authority and the time for filing any such petition or protest has passed; (iii) the Governmental Authority does not have the action or order under reconsideration or review on its own motion and the deadline for such reconsideration or review has passed, including any extension thereof; and (iv) the action or order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal has passed.

Annex A-4

“Financial Statements” shall have the meaning set forth in Section 5.1(j).

“Fixed Assets” means all fixed assets owned and used in the conduct of the Business by Sellers or any of their Subsidiaries, including all such owned assets listed Schedule 2.1(h) of the Disclosure Schedules.

“Fort Wayne Plastics Assets” shall have the meaning set forth in Section 2.1.

“GAAP” means the United States’ generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any domestic, foreign, federal, state, provincial or local government, quasi-governmental authority, regulatory authority, stock exchange, government department, agency, commission, board, arbitral or other tribunal, court or arbitrator having jurisdiction or power of any nature over the Business or any of the Purchased Assets.

“Hazardous Substances” means any “pollutant”, “contaminant”, “solid waste”, “hazardous waste”, “hazardous material” or “hazardous substance” defined or characterized under any Environmental Laws.

“Highest Bid” shall have the meaning set forth in Section 4.4(h).

“Highest Bidder” shall have the meaning set forth in Section 4.4(h).

“Insurance Proceeds” means any proceeds paid out by any type of insurance policy as a result of a claim.

“Intellectual Property” means all proprietary intellectual property rights of any kind or nature of Sellers and their Subsidiaries, including with respect to the following: trade or brand names, business names, trademarks and service marks (including the trade names “Katy,” “Continental Commercial Products,” “Fort Wayne Plastics” trade names, and all logos), trademark and service mark registrations and applications, the goodwill of the business connected with the use of and symbolized by any of the foregoing, software, Domain Names, copyrights, copyright registrations and applications, issued patents and patent applications, trade secrets, proprietary or confidential information and know-how, parts lists and descriptions, instruction manuals, inventions, data, blue prints, drawings and designs, formulae, processes, ideas, concepts, specifications, methods, models, methodologies, reports, customer and other contact lists, business plans, surveys, market research studies and technology, only to the extent that such intellectual property relates to the Business.

“Inventory” means all raw materials, supplies, work-in-process, finished goods and packaging materials owned by Sellers and their Subsidiaries held for use and resale in the Business and finished goods purchased in the Ordinary Course of Business of Sellers and their Subsidiaries and held for resale.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Joint Venture Interest” is defined as any interest of Sellers in a joint venture.

Annex A-5

“Key Customers” means the top thirty (30) Customers in terms of gross sales for the twelve (12) month period ending on December 31, 2016.

“Key Employees” means those individuals identified by the Purchaser within 14 days of the date of this Agreement..

“Key Suppliers” means the top ten (10) suppliers in terms of gross costs for the twelve (12) months ending December 31, 2016.

“Knowledge of the Sellers” means the actual knowledge of Robert Guerra, Curt Kroll, and Lawrence Perkins, each in their capacities as current officers, employees and/or service providers of the Sellers, after due inquiry, which inquiry includes consultation with the officers, employees, consultants and agents who have primary responsibility over the relevant matter.

“Lease” means any unexpired agreements to lease, leases, renewals of leases, sub-tenancy agreements and other rights (including licenses) granted to a Seller or any of its Subsidiaries, or its respective predecessor in interest which entitles such Seller or Subsidiary to possess Equipment or other non-real property assets or occupy space within certain premises.

“Legal Requirement” means (i) any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty and (ii) the rules, regulations, guidelines, requirements and contractual obligations set, imposed or observed by any international, multinational, federal, state, provincial, local, municipal, foreign or other settlement network.

“Liability” means all liabilities and obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).

“Made Available to Purchaser”, whether or not such term is capitalized herein, means (i) having been delivered in writing to Purchaser’s Representative or Purchaser’s counsel, or (ii) transmitted to Purchaser’s Representative by e-mail, with confirmation of receipt from Purchaser’s Representative, with any such delivery or deposit to occur no later than three (3) Business Days prior to the date of this Agreement.

“Material Adverse Effect” means any event, change, effect development, circumstance or condition in respect of the operation of the Business, the Purchased Assets or the Assumed Liabilities that is or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on (x) the assets, properties, operations or condition (financial or otherwise) of the Business or (y) the ability of the Sellers to consummate the Transactions, other than an effect resulting from an Excluded Matter.  “Excluded Matter” means any one or more of the following: (i) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (ii) the effect of any changes in Legal Requirements or accounting rules; (iii) any effect resulting from compliance with terms of this Agreement or the consummation of the Transactions; (iv) any effect resulting from the filing of the Chapter 11 Cases and reasonably anticipated effects thereof; or (v) the effect of general political, economic

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or financial market conditions; provided, that, the effects of any change described in clause (i), (ii) and (v) do not disproportionately affect the Business adversely in any material respect relative to other businesses in the industries in which the Business operates.

“Ordinary Course of Business” means the operation and conduct of the Business in the ordinary course, consistent with past practice through and including December 2016, except has such practice is restricted, modified, effected, or altered by the filing of the Chapter 11 Cases.  For the avoidance of doubt, the Sellers’ business practices in January 2017 and after shall not be considered for purposes of this definition.

“Owned Real Property” means all Real Property set forth in Section 2.1(a) of the Disclosure Schedules.

“Party” shall have the meaning set forth in the Recitals.

“Permits” means all filings, notices, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Authority.

“Permitted Encumbrances” means (i) statutory liens for current property Taxes and assessments not yet due and payable, including liens for ad valorem Taxes and statutory liens not yet due and payable arising other than by reason of any default by a Seller or any of its Subsidiaries, (ii) Encumbrances that constitute Assumed Liabilities (including Encumbrances existing under the Assigned Contracts), and (iii) landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Encumbrances arising in the Ordinary Course of Business with respect to amounts not yet due.

“Person” means an individual, partnership, limited liability company, corporation, trust, unincorporated organization, government or any department or agency thereof, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

“Petition Date” shall have the meaning set forth in the Recitals.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchased Deposits” means all deposits of Sellers and their Subsidiaries (including deposits and security deposits for rent and electricity to the extent related to Assigned Contracts) and prepaid charges and expenses of the Sellers and their Subsidiaries, such as for security, as surety money, as a retainer or other similar amounts, other than any deposits or prepaid charges and expenses paid in connection with or relating primarily to any Excluded Assets or Excluded Liabilities.  For the avoidance of doubt, Purchased Deposits does not include any of the Sellers’ or their Subsidiaries’ depository accounts at banks or the funds deposited in such accounts.

“Purchaser” shall have the meaning set forth in the Preamble.

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“Purchaser Benefit Plans” shall have the meaning set forth in Section 6.9(b).

“Purchaser’s Representative” means Charles Asfour and Ryan McCarthy and such other person or persons as may be designated to Jansan Acquisition, LLC in writing by Purchaser.

“Qualified Bid” shall have the meaning set forth in Section 4.4(a).

“Qualified Bidder” shall have the meaning set forth in Section 4.4(a).

“Real Property” means all real property owned, leased or used by Sellers or their Subsidiaries in the conduct of the Business as of May 1, 2017, including land, buildings, improvements, fixtures and all rights and interests pertaining thereto.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Sale Motion” means, collectively, the Sellers’ motion(s), together with appropriate supporting papers and notices, for entry of the Bidding Procedures Order and the Sale Order, and the granting of related relief, by the Bankruptcy Court.  The Sale Motion shall be in a form reasonably satisfactory to the Purchaser.

“Sale Order” means an order or orders of the Bankruptcy Court (i) authorizing and approving the sale of the Purchased Assets to the Purchaser free and clear of all Encumbrances pursuant to sections 363(b) and 363(f) of the Bankruptcy Code, on the terms and conditions contained in this Agreement, (ii) authorizing and approving the consummation of the Transactions, (iii) approving the assumption and assignment pursuant to section 365 of the Bankruptcy Code of the Assigned Contracts on the terms and conditions contained in this Agreement, (iv) containing findings of fact and conclusions of law that (a) the Purchaser and any Assignee thereof is a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code,  and (b) the consideration to be paid by the Purchaser or any Assignee thereof for the Purchased Assets is fair, reasonable and adequate, (v) authorizing and approving the treatment of the Assigned Contracts on the terms and conditions set forth in this Agreement, and (vi) granting other related relief.

“Second Lien Debt” means the obligations outstanding as of the Closing pursuant to that certain Second Lien Credit and Security Agreement dated as April 7, 2015, as amended from time to time, by and among the Sellers, among other borrowers and guarantors, and Victory Park Management, LLC, in its capacity as administrative agent and collateral agent for the Lenders, the Lenders party thereto.

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“Sellers” shall have the meaning set forth in the Preamble.

“Signing Date” shall have the meaning set forth in the Preamble.

“Subsidiary” means a corporation or other entity of which more than 50% of the voting power or value of the equity securities or equity interests is owned, directly or indirectly, by the Sellers or the Purchaser, as the context requires.

“Tax” or “Taxes” means (i) any federal, state, local, foreign or other taxes, assessments or governmental charges, including any net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, value added, transfer, stamp, or environmental tax, escheat payments or payments in respect of any law regarding unclaimed property or any other tax, custom, duty, governmental fee or other like assessment or charge (together with any and all interest, penalties and additions to tax imposed with respect thereto), and (ii) any liability in respect of items described in clause (i) arising by reason of contract, assumption, transferee liability, operation of law or Treasury Regulation Section 1.1502-6 (or similar provision of law).

“Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, and other documents including any related or supporting information and any amendments with respect to any of the foregoing, filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any Taxes.

“Transactions” means the transactions contemplated by this Agreement, including, without limitation, the purchase and sale of the Purchased Assets, assumption of the Assumed Liabilities provided for in this Agreement, and assignment of the Assigned Contracts.

“Transfer Taxes” shall have the meaning set forth in Section 8.4(b).

“Wind-Down Reserve” means cash of the Sellers in the amount of $765,000.

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